Exhibit 2.1

agreement and plan of MERGER

BY AND among

rimage CORPORATION

QUICK ACQUISITION CORP.

QUmu, INC.

shareholder representative services LLc

AND

the other persons listed on the signature pages hereto

DATED AS OF october 10, 2011

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4.19	Undisclosed Liabilities	27
4.20	Environmental Matters	27
4.21	Insurance	28
4.22	Receivables	28
4.23	Sufficiency of Assets	28
4.24	Product Warranty	28
4.25	Customers and Suppliers	28
4.26	Information Statement	28
4.27	Disclaimer	29

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MAJOR HOLDERS		29

5.1	Organization and Power	29
5.2	Authorization	29
5.3	Litigation	30
5.4	Ownership of Company Capital Stock	30
5.5	Securities Law Representations	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31

6.1	Organization and Power	31
6.2	Authorization	32
6.3	Parent Stock	32
6.4	Absence of Conflicts	32
6.5	Governmental Authorities and Consents	32
6.6	Litigation	33
6.7	Brokerage	33
6.8	SEC Reports	33

ARTICLE 7 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		33

7.1	Indemnification	33
7.2	Mutual Assistance	38
7.3	Confidentiality	38
7.4	Expenses	38
7.5	Further Transfers	39
7.6	Transfer Taxes; Recording Charges	39
7.7	Directors and Officers Insurance	39
7.8	Release	40
7.9	Confidential Information	40
7.10	Non-Solicitation	40

ARTICLE 8 MISCELLANEOUS		41

8.1	Amendment and Waiver	41
8.2	Notices	41
8.3	Assignment	42
8.4	Severability	42
8.5	No Strict Construction	42

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8.6	Captions	43
8.7	No Third-Party Beneficiaries	43
8.8	Complete Agreement	43
8.9	Counterparts	43
8.10	Governing Law and Jurisdiction	43
8.11	Waiver of Jury Trial	43
8.12	Specific Performance	43
8.13	Sellers’ Representative	44
8.14	Public Announcements	46

ANNEX 1 DEFINITIONS		A-1

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LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Agreement of Merger
Exhibit B-1	Letter of Transmittal
Exhibit B-2	Option Cancellation Agreement
Exhibit B-3	Warrant Cancellation Agreement
Exhibit B-4	Management Incentive Acknowledgment and Release
Exhibit C	Working Capital Schedule
Exhibit D	Distribution Waterfall
Exhibit E	Escrow Agreement
Exhibit F	Lock-Up Letter
Exhibit G	Exchange Agent Agreement
Exhibit H	Registration Rights Agreement
Exhibit I	Opinion of Company’s Counsel
Exhibit J	Opinion of Parent’s Counsel

Schedules	Referenced in:
Governmental Licenses Schedule	Sections 1.1 and 4.11
Repaid Indebtedness Schedule	Section 2.9
Company Transaction Expenses Schedule	Section 2.9
Management Incentive Payments Schedule	Section 2.9
Corporate Organization Schedule	Section 4.1
Capitalization Schedule	Sections 4.3 and 5.6
Contracts Schedule	Sections 4.9(a) and (b)
Material Restrictions Schedule	Section 4.4
Financial Statements Schedule	Section 4.5
Indebtedness Schedule	Section 4.5
Developments Schedule	Section 4.6
Leased Real Property Schedule	Sections 4.7(b) and (c)
Intellectual Property Schedule	Sections 4.10(a), (b), (c), (e), (f) and (i)
Litigation Schedule	Section 4.12
Compliance Schedule	Section 4.13
Employees Schedule	Section 4.14
Employee Benefits Schedule	Sections 4.15(a), (c), (g)
Taxes Schedule	Sections 4.16(b)
Brokerage Schedule	Sections 4.17 and 5.4
Affiliate Transactions Schedule	Section 4.18
Environmental Matters Schedule	Section 4.20
Insurance Schedule	Section 4.21
Customers and Suppliers Schedule	Section 4.26
Parent Material Restrictions Schedule	Section 6.4
Parent Brokerage Schedule	Section 6.7
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 10, 2011, by and among Qumu, Inc., a California corporation (the “Company”), Quick Acquisition Corp., a California corporation (“Merger Sub”), Rimage Corporation, a Minnesota corporation (“Parent”), ”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Sellers’ Representative (as defined in Section 8.13), and the other Persons whose names are set forth on the signature pages hereto and are designated thereon as the Major Holders (the “Major Holders”). Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the holders of Company Capital Stock (as defined below)(the “Stockholders”);

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Parent has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the California Corporations Code (“CCC”), whereby each issued and outstanding share of the Common Stock (the “Common Stock”), the Series A2 Preferred Stock (the “Series A2 Stock”), the Series B Preferred Stock(the “Series B Stock”), and the Series C Preferred Stock (the “Series C Stock” and, together with the Common Stock, the Series A2 Stock and the Series B Stock, the “Company Capital Stock”) of the Company (other than the Company Capital Stock to be canceled pursuant to Section 2.5(c) and the Dissenting Shares (as defined in Section 2.10)), shall be converted into the right to receive a portion of the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such classes of the Company Capital Stock as set forth in the Company Charter;

WHEREAS, the Company has obtained, in accordance with Section 603 of the CCC, written consents of the Stockholders approving (i) this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 1201 of the CCC, (ii) certain Management Incentive Payments and the contemplated Employment Agreement between Parent and a director of the Company as interested party transactions as well as compliance with Section 280G of the Code in respect to certain Management Incentive Payments and other payments and (iii) as provided in the Distribution Waterfall, the payment of a lesser amount than otherwise required to the holders of Series A2 Stock, Series B Stock and Series C Stock under the Charter as provided in the Distribution Waterfall for the benefit of the holders of Common Stock, Options to purchase

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Common Stock and Participating Warrants to purchase Common Stock (collectively, the “Written Consent”); and

WHEREAS, the Company, Merger Sub, Parent and the Major Holders desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                Definitions. As used in this Agreement, capitalized terms shall have the meanings set forth in Annex 1 hereto.

ARTICLE 2

the MERGER

2.1               The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly owned Subsidiary of Parent (the “Merger”).

2.2                The Closing and the Effective Time; Stockholder Consent.

(a)     The Closing and the Effective Time. The closing of the Merger (the “Closing”) will take place at the offices of Lindquist & Vennum PLLP, 80 South Eighth Street, Suite 4200, Minneapolis, Minnesota 55402, at 10 a.m. local time, on the date hereof (the actual time and date of the Closing being referred to herein as the “Closing Date”). On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger (the “Agreement of Merger”) in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of California, as required by, and executed in accordance with, the applicable provisions of the CCC (the time of such filing with the Secretary of State of the State of California, or such later time as may be agreed upon in writing by Parent and the Company and specified in the Agreement of Merger, shall be referred to herein as the “Effective Time”).

(b)     Stockholder Consent. Prior to or simultaneously with the execution and delivery of this Agreement on the date hereof, the Written Consent shall be executed by those Stockholders as required by the applicable provisions of the CCC and the Company’s Charter and delivered to the Company and a copy thereof shall be delivered to Parent.

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2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4              Articles of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (i) the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Surviving Corporation as amended and restated as provided in Exhibit A to the Agreement of Merger and (ii) the bylaws of the Surviving Company shall be amended and restated to be the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable laws.

2.5                    Effect of the Merger on the Company Capital Stock and the Capital Stock of Merger Sub.

(a)     Effect on the Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares or those shares to be cancelled pursuant to Section 2.5(c)), upon the terms and subject to the conditions set forth in this Section 2.5 and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration as set forth in this Section 2.5(a).

(i)                   Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares or those shares to be cancelled pursuant to Section 2.5(c)) shall be converted into the right to receive a portion of the Merger Consideration in accordance with the Distribution Waterfall. For avoidance of doubt, holders of Series A2 Stock, Series B Stock, and Series C Stock shall be entitled to receive cash and Parent Stock in exchange for such shares and all holders of Common Stock shall be entitled to receive cash in exchange for such shares, all in accordance with the Distribution Waterfall.

(ii)                 For purposes of calculating the amount to be paid to each Stockholder at the Effective Time, the amounts described in this Section 2.5(a) shall be calculated assuming that the Merger Consideration is equal to the Initial Merger Consideration, and shall be adjusted following the Closing as set forth herein, and shall be reduced (from the cash portion of the Merger Consideration to be received) by such Stockholder’s Escrow Account Allocation of the Escrow Amount and Seller Expense Amount, which amounts, subject to the terms of this Agreement, shall be payable to such Stockholder by the Exchange Agent in accordance with the terms and conditions of the Escrow Agreement.

(iii)                All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to this Section 2.5(a), shall no longer be outstanding and shall

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automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.5(a).

(b)     Capital Stock of Merger Sub. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the capital stock of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Corporation.

(c)     Cancellation of Treasury Stock. Any Company Capital Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.6              Mechanism of Payment and Parent Stock Issuance.

(a)     At the Effective Time, Parent shall pay, or cause to be paid, the following:

(i)                   the Repaid Indebtedness (as defined in Section 2.9), Company Transaction Expenses and the Management Incentive Payments in accordance with Section 2.9;

(ii)                 the Escrow Amount to the Escrow Agent in accordance with the Escrow Agreement; and

(iii)                the Seller Expense Amount to the Sellers’ Representative.

(b)     At the Effective Time, Parent or Merger Sub shall deliver, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be delivered, to the Exchange Agent solely for the benefit of the Stockholders, Participating Options and Participating Warrants, (i) cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Initial Cash Merger Consideration, less the Escrow Amount and the Seller Expense Amount, and (ii) an irrevocable letter of instruction to the Transfer Agent (each such letter, an “Instruction Letter”) to issue the Parent Stock Consideration, with the Parent Stock Consideration evidenced by a book entry made in the records of the Transfer Agent (in each case, minus any amounts that would be payable in respect of Dissenting Shares) (collectively, the “Payment Fund”), which deposit shall be held by Exchange Agent and used solely and exclusively for purposes of paying the consideration specified in Section 2.5(a) and 2.7(a). Exchange Agent shall make the payments provided for in Section 2.5(a) and 2.7(a) of this Agreement out of the Payment Fund pursuant to the terms of the Exchange Agent Agreement.

(c)     Immediately after the Effective Time, Parent or the Surviving Corporation shall mail the Seller Transaction Documents, including the Letter of Transmittal in the form attached as Exhibit B-1, to each Stockholder for the Stockholder to use in surrendering the certificates that represented the Stockholder’s Company Capital Stock against payment of the Merger Consideration. Upon surrender to the Parent of a certificate (or a lost stock affidavit as contemplated by Section 2.6(e) hereof) representing, immediately prior to the Effective Time, Company Capital Stock (other than a certificate (or portion thereof) representing Dissenting Shares, the treatment of which is addressed in Section 2.10) (“Certificates”), together with the Seller Transaction Documents duly

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executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within five (5) Business Days after such surrender, in exchange therefor, (i) cash in an amount set forth in the Distribution Waterfall, which amount shall be paid by the Exchange Agent by check and rounded down to the nearest whole cent and, if applicable, (ii) the number of shares of Parent Stock set forth in the Distribution Waterfall, which shall be issued in the name of such holder(s) in accordance with the Instruction Letter and evidenced by a book entry made in the records of the Transfer Agent. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. Until surrendered in accordance with the provisions of this Section 2.6(c), each Certificate (other than those representing Dissenting Shares or Company Capital Stock to be canceled pursuant to Section 2.5(c)) shall represent, for all purposes, only the right to receive an aggregate amount in cash and Parent Stock equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.5(a) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(d)     Neither Parent nor the Surviving Corporation shall be liable to a holder of Certificates or any other person in respect of any cash or Parent Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered or transferred by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(e)     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)      Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law, with such deductions first being made from the cash portion of such consideration. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation, Parent or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)     No fractional Parent Shares shall be issued to any holder of Company Capital Stock as provided in this Section 2.5, and in lieu thereof, such holder shall receive an amount in cash

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equal to the Deemed Value multiplied by such fraction (rounded to the nearest one hundredth of a share) and the result rounded down to the nearest whole cent.

(h)     Twenty four (24) months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation (to be held in accordance with Section 2.6(d) hereof) any funds or Parent Stock which was delivered to the Exchange Agent pursuant to Section 2.6(b) and which it continues to hold.

2.7              Stock Options and Warrants.

(a)     At the Effective Time, each outstanding Participating Option and Participating Warrant shall be entitled to receive that portion of the Merger Consideration set forth on the Distribution Waterfall (the “Option and Warrant Consideration”). For purposes of calculating the amount to be paid to each holder of a Participating Option or a Participating Warrant at the Effective Time, the Option and Warrant Consideration shall be calculated assuming that the Merger Consideration is equal to the Initial Merger Consideration, and shall be adjusted following the Closing as set forth herein, and shall also be reduced by such holder’s Escrow Account Allocation of the Escrow Amount and Seller Expense Amount, which amounts, subject to the terms of this Agreement, shall be released from the Escrow Account to the Exchange Agent in accordance with the terms and conditions of the Escrow Agreement and thereafter shall be payable to such holder by the Exchange Agent in accordance with the terms and conditions of the Exchange Agreement. The amount to be paid in cash to each such holder for each share of Company Capital Stock purchasable pursuant to a Participating Option and Participating Warrant shall be rounded down to the nearest whole cent. The Option and Warrant Consideration shall be allocated among the holders of Participating Options and Participating Warrants as provided in the Distribution Waterfall. At the Effective Time each outstanding Participating Option shall be terminated and cancelled and shall be converted into, and only be entitled to receive, that portion of the Merger Consideration set forth on the Distribution Waterfall, subject to compliance with the terms of this Agreement. At the Effective Time, each outstanding Participating Warrant containing terms which allow for the termination and cancellation thereof in consideration of a cash payment as provided in the Distribution Waterfall shall be terminated and cancelled and shall be converted into, and only be entitled to receive that portion of the Merger Consideration set forth on the Distribution Waterfall. At the Effective Time, each outstanding Participating Warrant containing terms which do not allow for the termination thereof if not exercised prior to the Effective Time and do not provide for the termination and cancellation thereof in consideration of a cash payment shall continue to be exercisable in accordance with its terms but shall thereafter only be exercised for that portion of the Merger Consideration set forth in the Distribution Waterfall, subject to compliance with the terms of this Agreement.

(b)     Upon receipt by the Exchange Agent of an Option Cancellation Agreement in the form attached hereto as Exhibit B-2 from a holder of a Participating Option or a Warrant Cancellation Agreement in the form attached hereto as Exhibit B-3 from a holder of a Participating Warrant, the holder of such Participating Option and Participating Warrants shall be entitled to receive, within five (5) Business Days after the later of such delivery or the Effective Time, in exchange therefor, cash in an amount set forth in the Distribution Waterfall, which amount shall be paid by the Exchange Agent by check. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Participating Option or Participating Warrant. If the consideration provided for herein is to be delivered in the name of a person other than the holder of the Participating Option or Participating

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Warrant, it shall be a condition of such delivery that the holder of the Participating Option or Participating Warrant shall have properly transferred such Participating Option or Participating Warrant prior to the Effective Time. Until the holder delivers a duly executed Option Cancellation Agreement or Warrant Cancellation Agreement in accordance with the provisions of this Section 2.7(b), each Participating Option and Participating Warrant shall represent, for all purposes, only the right to receive an aggregate amount in cash equal to the portion of the Option and Warrant Consideration payable in respect thereof pursuant to Section 2.7(a), without any interest or dividends thereon.

(c)     At the Effective Time, each Stock Option that is not a Participating Option and each Warrant that is not a Participating Warrant shall be canceled and terminated without any consideration paid therefor and without any further obligation or liability on the part of the Company.

(d)     Prior to the Effective Time, the Company shall take all actions necessary (i) to give effect to the actions contemplated by this Section 2.7 and (ii) to terminate, effective immediately after the Effective Time, the Company Stock Plan and all awards thereunder so that on and after the Effective Time no employee, consultant or independent contractor of the Company or any participant under any Company Stock Plan or any other person shall have any Stock Option to purchase shares of Company Capital Stock or any right to receive any other equity interest in the Company (in each case, without the creation of any liability to the Company).

(e)     Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Participating Option or Participating Warrant pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law, with such deductions first being made from the cash portion of such consideration. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation, Parent or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8              No Further Ownership Rights in the Company Capital Stock. The portion of the Merger Consideration paid in respect of the surrender for exchange of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Capital Stock which were outstanding immediately prior to the Effective Time.

2.9                    Company Indebtedness; Company Transaction Expenses; Management Incentive Payments. It is contemplated by the parties that, upon the Closing, the Indebtedness of the Company set forth on the attached “Repaid Indebtedness Schedule” (the “Repaid Indebtedness”) will be fully repaid at Closing by the Parent. In order to facilitate such repayment, no less than one (1) Business Day prior to the Closing, the Company shall obtain payoff letters for the Repaid Indebtedness, which payoff letters shall include wire instructions for purposes of payment thereof and shall otherwise be in a form reasonably acceptable to Parent and Merger Sub. Subject to the satisfaction of the Company’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, the Parent shall make the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby. It is also contemplated by the Parties that, upon the Closing, all of the Company Transaction Expenses will be fully paid. Subject to the satisfaction of the Company’s conditions, covenants and obligations to be satisfied prior to the

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Closing, in connection with the Closing, the Parent shall make payment of the Company Transaction Expenses set forth on the “Company Transaction Expenses Schedule” attached hereto on the Closing Date in order to discharge the amounts payable thereunder. In addition, it is contemplated by the Parties that, upon the Closing, the Management Incentive Payments set forth on the attached “Management Incentive Payments Schedule” will be paid by Parent, contingent upon receipt by the Company of a Management Incentive Acknowledgement and Release in the form of Exhibit B-4 executed by each person who receives a Management Incentive Payment (the “Incentive Recipient”). Notwithstanding the foregoing, the Management Incentive Payments shall be reduced (from the cash portion of the Management Incentive Payments) by each Incentive Recipient’s Escrow Account Allocation of the Escrow Amount and Seller Expense Amount, which amounts, subject to the terms of this Agreement, shall be payable to such Incentive Recipient by the Exchange Agent pursuant to the terms and conditions of the Escrow Agreement. The Management Incentive Acknowledgement and Release shall, among other things, provide that such Incentive Recipient shall join with the Sellers in the indemnification obligations under Article 7 to the extent of such Incentive Recipient’s Escrow Account Allocation of the Escrow Amount and shall acknowledge appointment of the Sellers’ Representative. Notwithstanding the foregoing, with respect to that portion of the Management Incentive Payments payable in Parent Stock as set forth in the Management Incentive Payments Schedule, Parent shall deliver, at the Effective Time (and following receipt by Parent of a Certificate of Accredited Status, a Management Incentive Acknowledgement and Release, and Lock-Up Letter each duly executed by the recipients of such Parent Stock), an Instruction Letter to issue to such recipients the Management Incentive Stock Allocation and evidenced by a book entry made in the records of the Transfer Agent. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Management Incentive Payments, including the Incentive Recipient’s Management Incentive Stock Allocation, otherwise payable to any Incentive Recipient pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law, with such deductions first being made from the cash portion of such consideration. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation, Parent or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10            Dissenting Shares.

(a)     Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Sections 1300-1313 of the CCC (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the

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provisions of such Sections, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Sections shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares.

(b)     The Company shall give (i) Parent prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company and (ii) Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.11            Working Capital Adjustment.

(a)     Determination of Closing Adjustment. No later than one (1) Business Day prior to the Closing, the Company shall provide Parent with its good faith estimate of Working Capital as of the close of business on the day prior to the Closing Date (“Estimated Working Capital”), and its good faith estimate of the aggregate amount of all Cash of the Company as of the close of business on the day prior to the Closing Date (“Estimated Cash”). The Estimated Working Capital adjustment determined pursuant to this Section 2.11(a) is hereinafter referred to as the “Estimated Working Capital Adjustment,” which shall be determined as follows:

(i)                   If the Estimated Working Capital is less than the Target Working Capital, then the Estimated Working Capital Adjustment shall be an amount equal to (A) the Target Working Capital, minus (B) the Estimated Working Capital, and the Initial Cash Merger Consideration shall be decreased by such amount; and

(ii)                 If the Estimated Working Capital is greater than the Target Working Capital, then the Estimated Working Capital Adjustment shall be an amount equal to (A) the Estimated Working Capital, minus (B) the Target Working Capital, and the Initial Cash Merger Consideration shall be increased by such amount.

(b)     Determination of Post-Closing Adjustment. No later than sixty (60) days following the Closing, Parent shall deliver to Sellers’ Representative the calculation of the actual Working Capital as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto as Exhibit C) and a calculation of the actual Cash of the Company as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement (“Actual Cash”).

(c)     Disputed Final Adjustment.

(i)                   No later than thirty (30) days following the delivery by Parent of the calculation of Actual Working Capital and Actual Cash, Sellers’ Representative shall notify Parent in writing whether it accepts or disputes the accuracy of the calculation of Actual

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Working Capital and Actual Cash. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access (including electronic access, to the extent available) to the financial books and records of the Company and the personnel or representatives of the Company and Parent, including but not limited to the individuals responsible for preparing the calculation of the Actual Working Capital and Actual Cash, as it may reasonably request to enable it to evaluate the calculations of Actual Working Capital and Actual Cash prepared by Parent. If the Sellers’ Representative accepts the calculation of Actual Working Capital and Actual Cash determined pursuant to Section 2.11(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Parent of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.11(b), shall be the “Final Working Capital” and the calculation of Actual Cash determined pursuant to Section 2.11(b), shall be the “Final Cash” which, in each case, shall deemed final and conclusive and binding upon all parties in all respects.

(ii)                 If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital or Actual Cash, the Sellers’ Representative shall provide written notice to Parent no later than thirty (30) days following the delivery by Parent to the Sellers’ Representative of the calculation of Actual Working Capital and Actual Cash (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, Parent and the Sellers’ Representative shall meet and negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Final Working Capital and/or Final Cash in accordance with this Section 2.11(c)(ii), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Company, as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, “Final Working Capital” and/or “Final Cash” shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Parent and the Sellers’ Representative shall forthwith jointly request that Deloitte Services, L.P. (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.

(iii)                The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Parent and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital and/or Actual Cash shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital” and/or the Accounting Arbitrator’s final calculation of Actual Cash

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shall be deemed the “Final Cash.” The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Parent, on the one hand, and the Sellers’ Representative (solely on behalf of the Sellers and in its capacity as the Sellers’ Representative, not in its individual capacity), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(d)     Payment following Calculation of Final Working Capital and Final Cash. Following the determination of the Final Working Capital and the Final Cash pursuant to Section 2.11(c), (i) the Estimated Working Capital Adjustment set forth in Section 2.11(a) shall be recalculated substituting the Final Working Capital for the Estimated Working Capital (the “Final Working Capital Adjustment”), (ii) the Estimated Cash set forth in Section 2.11(a) shall be recalculated substituting the Final Cash for the Estimated Cash (the “Final Cash”) and (ii) the Initial Cash Merger Consideration shall be recalculated substituting the Final Working Capital Adjustment and the Final Cash for the Estimated Working Capital Adjustment and the Estimated Cash, respectively, in Section 1.1 (the “Final Initial Cash Merger Consideration”). If (after taking into account the Final Working Capital Adjustment and Final Cash) (A) the Final Initial Cash Merger Consideration is greater than the Initial Cash Merger Consideration on the Closing Date, then the Company shall pay to the Sellers and the Incentive Recipients, either directly or through the Exchange Agent, cash in the amount of their Escrow Account Allocation of such difference by check within five (5) Business Days after such determination and (B) the Initial Cash Merger Consideration on the Closing Date is greater than the Final Initial Cash Merger Consideration, then such deficiency shall be released in accordance with the Sellers’ and the Incentive Recipients’ Escrow Account Allocation by the Sellers’ Representative from the Escrow Account and paid to Parent by wire transfer of immediately available funds within five (5) Business Days after such determination.

2.12            Directors and Officers.

(a)     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation at and after the Effective Time, each to hold office as a director until his or her successor is duly elected or appointed and qualified in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation.

(b)     The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation at and after the Effective Time, each to hold office until his or her successor is duly elected or appointed and qualified in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation.

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ARTICLE 3

CLOSING deliveries

3.1              Closing Deliveries of the Major Holders and the Company. At or prior to the Closing, the Major Holders and/or the Company will deliver the following to Parent, duly executed as appropriate:

(a)     the Escrow Agreement;

(b)     the Lock-up Letter;

(c)     the Registration Rights Agreement;

(d)     the Written Consent;

(e)     a certificate dated as of the Closing Date from the Company, signed by a duly authorized officer thereof and in form and substance satisfactory to Parent certifying (i) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation, the termination of the Company’s 401(k) Plan to be effective prior to the Effective Time, (ii) the Written Consent, (iii) the authenticity of attached copies of the Company Charter and bylaws, and (iv) the incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(f)      a certificate of good standing of the Company from the California Secretary of State, dated no more than ten days prior to the Closing Date;

(g)     an opinion of the legal counsel to the Company as to the matters referred to on Exhibit I;

(h)     agreements from holders of Participating Warrants consenting to the payment of cash in cancellation of their Warrants as provided in Section 2.7(a);

(i)       all releases, consents, approvals and notices required to be obtained from or made to any Person by the Company or any Major Holder in connection with the transactions contemplated by this Agreement to the extent expressly noted on the Material Restrictions Schedule as being required to be delivered at Closing;

(j)      an estoppel certificate with respect to each of the leases of Leased Real Property from the other party to such lease, in form and substance satisfactory to Parent;

(k)     a certificate provided by the Company to Parent in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying under penalties of perjury that the shares of Company Capital Stock are not United States real property interests, and the notice required under Treasury Regulation Section 1.897-2(h)(2) prepared and executed under penalties of perjury by the Company on or prior to the Closing, in each case reasonably satisfactory to Parent;

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(l)       a Certificate of Accredited Status from each Major Holder and each Incentive Recipient receiving Parent Stock;

(m)   employment agreements with key personnel of the Company acceptable to Parent;

(n)     non-competition and non-solicitation agreements with each Seller that is an employee of the Company as of the Effective Time, to the extent permitted under Sections 16601-16602.5 of the CCC;

(o)     Management Incentive Acknowledgment and Releases from each person entitled to a Management Incentive Payment; and

(p)     terminations of each of the agreements set forth on Schedule 3.1(p) on terms and conditions acceptable to Parent, except to the extent such agreements terminate by their express terms as indicated on Schedule 3.1(p).

3.2              Closing Deliveries of Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub will deliver the following to the Company, duly executed as appropriate:

(a)     the Escrow Agreement;

(b)     the Exchange Agent Agreement;

(c)     the Registration Rights Agreement;

(d)     a certificate dated as of the Closing Date from Parent, signed by a duly authorized officer thereof and in form and substance satisfactory to the Company certifying (i) the resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(e)     a certificate of good standing of Parent from the Minnesota Secretary of State, dated no more than ten (10) days prior to the Closing Date;

(f)      an opinion of the legal counsel to Parent and Merger Sub as to the matters referred to on Exhibit J.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth on the schedules referenced with respect to such representations in this Article 4, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

4.1              Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Except as set forth on

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the attached “Corporate Organization Schedule,” the Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Corporate Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the Company is required to be so qualified, except to the extent the failure to have such power and authority would not have a Material Adverse Effect. The Company has all requisite power and authority to carry on the Business as now conducted and to own and use the properties owned and used by it. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

4.2              Authorization. The execution, delivery and performance by the Company of this Agreement, the consummation of the Merger, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company (other than the filing and effectiveness of the Agreement of Merger with the Office of the Secretary of State of the State of California), the Company Board or the Stockholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). All proper notices to the Stockholders including those required in connection with the Written Consent, have been given or waived and all waiting periods required in respect thereto to consummate the transactions contemplated hereby have been satisfied. All proper notices to the holders of Options, Warrants and Company debt securities have been given or properly waived and all waiting periods required to consummate the transactions contemplated hereby have been satisfied. The Company has complied with the terms and conditions of the Company Stock Plan and all Options issued thereunder in connection with the approval and consummation of the transactions contemplated by this Agreement. The Company Board and the Stockholders have taken all required action in compliance with the CCC, its Charter, bylaws and any agreements binding upon the Company or the Stockholders to provide for a payment of a lesser amount than otherwise required to the holders of Series A2 Stock, Series B Stock and Series C Stock as provided in the Distribution Waterfall for the benefit of the holders of Common Stock, Participating Options to purchase Common Stock and Participating Warrants to purchase Common Stock.

4.3              Capitalization; Subsidiaries.

(a)     The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding capital stock of the Company and the name and number of shares of capital stock held by each Stockholder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are owned of record and beneficially by the Stockholders and were not issued in violation of, or in any attempt to circumvent,

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the preemptive or other rights of any Person or any agreement (including the Company’s Charter and bylaws) or Law by which the Company was bound at the time of issuance. Set forth on the Capitalization Schedule is the name of each holder of a Stock Option or Warrant, the type of each Stock Option held, the number and class of shares of Company Capital Stock subject to each Stock Option or Warrant, the exercise price of each Stock Option or Warrant, and the extent to which each Stock Option or Warrant is vested and exercisable. Each of the Options and Warrants set forth on the Capitalization Schedule have been duly authorized, are validly issued, are owned of record and beneficially by the holders noted thereon and were not issued in violation of, or in any attempt to circumvent, the preemptive or other rights of any Person or any agreement (including the Company’s Charter and bylaws) or Law by which the Company was bound at the time of issuance. Except for this Agreement and as may be set forth on the attached Capitalization Schedule, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on the Capitalization Schedule, the Company is not a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company. There are no declared, accrued or unpaid dividends with respect to any shares of the Company Capital Stock. The Distribution Waterfall accurately and properly reflects all issued and outstanding shares of capital stock of the Company, all outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any rights or interests exercisable therefor, and the relative rights and preferences of the same, and the amount of the Initial Merger Consideration to be paid to the holders of Company Capital Stock and to the holders of Options and Warrants under the terms of the Charter and all other agreements governing the rights of any Seller or any holder of an Option or Warrant. All Company Capital Stock, Options and Warrants have been issued in compliance with all applicable federal and state securities laws.

(b)     The Company has no Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any Person.

4.4              Absence of Conflicts. Except as set forth on the attached “Material Restrictions Schedule,” the execution, delivery and performance by the Company of this Agreement, the consummation of the Merger, and execution, delivery and performance by the Company of the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate any applicable law or any provision of the Company’s Charter or bylaws (or equivalent organizational documents); (b) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject; or (c)  require any authorization, consent, approval, exemption or other action by or notice to any Person (except for the filing and recordation of the Agreement of Merger as required by the CCC). The Company is in compliance with its Charter and bylaws and each agreement and other instrument governing the rights of holders of Company Capital Stock, Options and Warrants.

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4.5              Financial Statements. The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):

(a)     the audited balance sheet of the Company as of December 31, 2008, December 31, 2009, and December 31, 2010, and the related audited statements of income, consolidated changes in shareholders’ equity and consolidated cash flows for the annual periods then ended; and

(b)     the unaudited balance sheets of the Company as of August 31, 2011 (the “Stub Period Balance Sheet”), and the related unaudited statements of income, changes in shareholders’ equity and cash flows (collectively, the “Stub Period Financial Statements”) for the seven-month and eight-month periods then ended, respectively.

Each of the foregoing Financial Statements is accurate and complete in all material respects and presents fairly the financial condition, results of operations and cash flows of the Company throughout the periods covered thereby and such Financial Statements have been (except as set forth on the Financial Statements Schedule) prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Stub Period Balance Sheet lacks footnote disclosure and other presentation items, and does not include year-end audit adjustments (which will not be material)). Except as set forth on the “Indebtedness Schedule”, the Company has no Indebtedness.

4.6              Absence of Certain Developments. Except as set forth on the “Developments Schedule,” since the date of the Stub Period Balance Sheet, the Company has conducted its business only in the ordinary course of business, and the Company has not:

(a)     suffered a Material Adverse Effect;

(b)     sold, leased, assigned, licensed or transferred any of its material assets or portion thereof (other than sales of inventory, in each case, in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;

(c)     made any material capital expenditures or commitments therefor either (i) in excess of $50,000, individually or in the aggregate, or (ii) otherwise in a manner that is not consistent with the Company’s existing budget for capital expenditures or outside the ordinary course of business consistent with past custom and practice;

(d)     suffered any damage, destruction or loss to any of its material assets or portion thereof (whether or not covered by insurance)

(e)     created, incurred, assumed or guaranteed any Indebtedness;

(f)      amended or authorized the amendment of its articles of incorporation or bylaws (or equivalent organizational documents);

(g)     entered into any agreement, contract, lease, or license either involving more than $50,000 or outside the ordinary course of business;

(h)     accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license either involving more than $50,000 or outside the ordinary course of business (or had any other party thereto take such action);

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(i)       made any capital investment in, any loan to, or any acquisition of the securities or other assets of, any Person;

(j)      delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business;

(k)     cancelled, compromised, waived, or released any right or claim either involving more than $50,000 (individually or in the aggregate) or outside the ordinary course of business;

(l)       issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(m)   declared or made any payment or distribution of cash or other property to holders of its capital stock or equity interests, or purchased or redeemed any capital stock or equity interests;

(n)     made any changes in any employee compensation, benefits, severance or termination agreement other than routine salary increases in the ordinary course of business;

(o)     received any notice or other indication from any customer (whether formal or informal) with respect to any warranty claims, termination of contracts or work orders, or disputes as to amounts billed in excess of $50,000; or

(p)     agreed to do any of the foregoing.

4.7              Real Property.

(a)     Owned Real Property. The Company owns no real property.

(b)     Leased Real Property. The attached “Leased Real Property Schedule” sets forth the address of each Leased Real Property facility of the Company and each lease pursuant to which the Company leases the Leased Real Property. The Company has provided to Parent a true, correct and complete copy of each such lease. Except as set forth in the attached “Leased Real Property Schedule”, with respect to each of the leases: (i) such lease is in full force and effect and has not been modified, (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease, and (iii) no party to such lease is in material breach or material default under any such lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease, and will not otherwise cause any such lease to cease to be in full force and effect on the same terms following the Closing.

(c)     Real Property Used in the Business. The Leased Real Property identified on the attached “Leased Real Property Schedule” comprises all of the real property used in the operation of the Business.

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(d)     To the Company’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all material components thereof included in the Leased Real Property are in good condition and repair and sufficient for the operations of the Business.

(e)     To the Company’s Knowledge, there are no pending, contemplated or threatened condemnation proceedings against all or any portion of the Leased Real Property. To the Company’s Knowledge, there are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) any planned improvements which may result in any assessment against the Leased Real Property. To the Company’s Knowledge, none of the Leased Real Property, buildings, structures, fixtures, building systems and equipment, or the use thereof, contravenes or violates any applicable law.

4.8              Title to Assets. Except as set forth in the attached “Title to Assets Schedule,” the Company owns good and valid title to, or a valid license or leasehold interest in, all of the assets (other than the Company Intellectual Property which is subject to the representation in Section 4.10) used in the conduct of the Business, shown on the Stub Period Balance Sheet, or acquired since the date thereof, free and clear of all Liens, other than Permitted Liens, except assets disposed of in the ordinary course of business since the date of the Stub Period Balance Sheet.

4.9              Contracts and Commitments.

(a)     The “Contracts Schedule” attached hereto lists all of the following contracts, agreements or other arrangements to which the Company is a party or by which any of its assets or properties is bound (the “Scheduled Contracts”):

(i)                   contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $50,000;

(ii)                 contracts which provide for the sale of products or services by the Company and under which the undelivered balance of such products or services has a sale price in excess of $100,000;

(iii)                contracts relating to Indebtedness of the Company, or any guaranty by the Company of any obligation in respect of borrowed money, or any Lien on any asset of the Company;

(iv)               employment, consulting and non-competition agreements with any employee, officer or consultant that is not terminable on 60 or fewer days notice by the Company without Liability for any penalty or severance payment;

(v)                 contracts pursuant to which the Company is (A) a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $5,000, or (B) a lessor of any property, personal or real, or allows any other Person to hold or operate any tangible personal property owned by the Company;

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(vi)               collective bargaining agreement or other similar contract with any labor union;

(vii)              agreement that restricts the ability of the Company to engage in any line of business or compete with any Person;

(viii)            joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(ix)               power of attorney granted by or to the Company;

(x)                 agreement not entered into in the ordinary course of business; and

(xi)               other agreement that is material to the Company or the Business.

(b)     The Company has provided to Parent a true, correct and complete copy of each Scheduled Contract. Neither the Company, nor to the Knowledge of the Company, any other party to a Scheduled Contract has breached in any material respect such Scheduled Contract, except to the extent such breach has been duly and timely cured. The Company is not in receipt of any written claim of default under any such Scheduled Contract. Each Scheduled Contract is in full force and effect and is a valid and binding obligation of the Company, and, to the Knowledge of the Company, a valid and binding obligation of the other party thereto. Except as set forth on the Material Restrictions Schedule, the transactions contemplated by this Agreement do not require the consent of any party to any Scheduled Contract, will not result in a violation or breach of or default under any Scheduled Contract, and will not otherwise cause any Scheduled Contract to cease to be in full force and effect on the same terms following the Closing.

4.10              Intellectual Property.

(a)     The attached “Intellectual Property Schedule” lists all patents owned by the Company (“Company Patents”), the date of issuance and registration numbers for each Company Patent, and the jurisdictions in which each Company Patent is issued. The Company Patents and all claims incorporated therein are valid, subsisting and enforceable in the jurisdictions in which the Company Patents are issued. The Intellectual Property Schedule lists all pending applications for patents that have been filed by or for the Company (“Company Patent Applications”), the date of filing and serial or application numbers for each Company Patent Application, and the jurisdictions in which each Company Patent Application is filed.

(b)     The Intellectual Property Schedule lists all registered and material unregistered copyrights that are owned by the Company . The Company’s registered and unregistered copyrights are collectively referred to herein as “Company Copyrights”. The Intellectual Property Schedule lists all jurisdictions where Company Copyrights have been registered. The Intellectual Property Schedule lists all pending applications for copyright registration that have been filed by or for the Company, and the jurisdictions where the applications have been filed. All registered Company Copyrights are valid and enforceable in the jurisdictions where they are registered.

(c)     The Intellectual Property Schedule lists all registered and material unregistered trademarks and trade names that are owned by the Company (“Company Trademarks”) and all

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jurisdictions where Company Trademarks are registered. The Intellectual Property Schedule lists all applications for trademark registration that have been filed or prepared for filing by or for the Company that are pending as of the date hereof . All registered Company Trademarks are valid and enforceable in the jurisdictions where they are registered. The term (“Company Know-how”) means all material unpatented inventions, concepts, processes, procedures, innovations and other proprietary information and know-how owned by the Company and used in the Business. The term “Company Intellectual Property” means all Company Patents, Company Patent Applications, Company Copyrights, Company Trademarks and Company Know-how.

(d)     The Intellectual Property Schedule lists (i) all agreements which are currently in effect under which the Company has been granted a license to any patents or patent rights, copyrights and works of authorship, registered and unregistered trademarks and trade names, and all unpatented inventions, concepts, processes, procedures, innovations, proprietary information and know-how (except for agreements pertaining to “off-the-shelf” software products for which less than $10,000 was paid) and (ii) all licenses granted to third parties in or to the Company Intellectual Property which are currently in effect (each such agreement and license being a “License Agreement”). The Company has provided to Parent a true, correct and complete copy of each License Agreement and a written description of the material terms of each oral License Agreement. The Company has not materially breached any License Agreement and to the Company’s Knowledge, no other party to such License Agreements has breached them in any material respect. The Company is not in receipt of any written claim of default under any such License Agreement. Each License Agreement is in full force and effect and is a valid and binding obligation of the Company, and, to the Knowledge of the Company, a valid and binding obligation of the other party thereto. The transactions contemplated by this Agreement do not require the consent of any party to any License Agreement, will not result in a violation or breach of or default under any License Agreement, and will not otherwise cause any Scheduled Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing.

(e)     The Intellectual Property Schedule lists all rights or interests of third parties in or to the Company Intellectual Property (other than rights or interests granted pursuant to a License Agreement). Except as described in the Intellectual Property Schedule, the Company is the sole and exclusive owner of all right, title and interest in the Company Intellectual Property, free of all liens, encumbrances, third party rights, options, agreements or understandings of any kind, whether written, oral or implied.

(f)      All taxes, filing fees, issue fees, annuities and other fees and charges applicable to the Company Intellectual Property have been paid, including but not limited to those required for the issuance, registration and maintenance of the Company Patents, registrations for Company Copyrights and Company Trademarks, and filing and prosecution of the Company Patent Applications, Company Copyright Registrations and Copyright Trademark Registrations. The Intellectual Property Schedule lists all adverse administrative decisions, determinations and judgments rendered by any judicial, administrative or government authority with respect to the scope, validity or enforceability of the Company Intellectual Property or any claim therein. Except as listed in the Intellectual Property Schedule, to the Company’s Knowledge, there is no pending or threatened interference, opposition, cancellation, protest, litigation or other challenge or adversarial proceeding related to the Company Intellectual Property. The Company has not committed any act that has diminished or impaired the scope, validity or enforceability of the Company Intellectual Property, or the right, title or interest of the Company therein.

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(g)     To the Company’s knowledge, the conduct of the Business in general, in the manner and to the extent presently conducted, does not and will not infringe or violate any third party intellectual property right. The Company has not received any notice of any infringement, misappropriation or violation by it of any third party intellectual property right.

(h)     Except as described on the Intellectual Property Schedule, all employees of the Company have executed one or more agreements under which they have effectively assigned, to the Company all of the inventions and works of authorship that such employees create, or have created in the scope of their employment therewith. Except as described on the Intellectual Property Schedule, all contractors that provide, or have provided services to the Company have executed one or more agreements under which they have effectively assigned to the Company that engaged them all of the inventions and works of authorship that such contractors create, or have created in the scope of their service relationship with the Company.

(i)       The Intellectual Property Schedule lists all software and other material that is licensed to the Company under the GNU General Public License, the GNU Lesser General Public license, the Mozilla Public License, the Apache License or any other license or agreement that (i) is designated an Open Source License by the Open Source Initiative, or (ii) meets the conditions of the Open Source Definition.  In no case has the Company used or distributed any software or other material that is subject to a license, contract or term or condition under which the Company (i) is required to grant to any third party, other than the licensee in the case of a distribution, any right to any Company Intellectual Property, or (ii) is obligated to disclose, distribute or otherwise make available to available to any third party (other than as an escrow beneficiary) any source code version of any software owned by or licensed to the Company.

4.11              Governmental Licenses and Permits. The attached “Governmental Licenses Schedule” contains a complete listing of all material Governmental Licenses used in the conduct of the Business or otherwise granted or issued to the Company. Except as indicated on the attached “Governmental Licenses Schedule,” the Company owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Business as presently conducted. The Company is in compliance with the material terms and conditions of such material Governmental Licenses and has not received any written notices that it is in violation of any of the terms or conditions of such material Governmental Licenses. The execution, delivery or performance of this Agreement by the parties will not have any effect on the continued validity or sufficiency of such material Governmental Licenses, nor will any additional Governmental Licenses be required by virtue of the execution, delivery or performance of this Agreement by the parties hereto to enable the Company to conduct the Business.

4.12              Litigation; Proceedings. Except as set forth on the attached “Litigation Schedule,” (a) there are no actions, suits, proceedings, hearings, orders, charges, claims or investigations pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or the Business; and (b) the Company is not subject to any injunctions, judgments, orders, decrees, rulings, or charges of any Governmental Authority.

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4.13              Compliance with Laws. Except as set forth on the attached “Compliance Schedule,” the Company is in compliance in all material respects with all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Government Authority, in each case as currently enforced by the applicable Government Authority. No written notice has been received by the Company alleging a violation of or liability or potential responsibility under (or an investigation with respect to) any such statute, law, ordinance, code, rule, regulation or requirement which is pending or remains unresolved.

4.14              Employees. Except as set forth on the attached “Employees Schedule” the Company has not experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. To the Company’s Knowledge, there is no labor strike, material dispute, material work stoppage or material slowdown pending or threatened against the Company. Except as set forth on the attached “Employees Schedule”, the Company is not a party to any labor or union agreement. The qualifications for employment of each of the Company’s employees under applicable immigration laws have been reviewed by the Company and a properly completed Form I-9 is on file with the Company for each employee. The Company has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, to the extent applicable to the Company.

4.15              Employee Benefit Plans.

(a)     Except as set forth on the attached “Employee Benefits Schedule,” with respect to current or former employees of the Company and ERISA Affiliates, neither the Company nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity or cash incentive compensation, or any other program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”). Except as set forth on the attached “Employee Benefits Schedule,” neither the Company nor any ERISA Affiliate participates in or contributes to and neither the Company nor any ERISA Affiliate has participated in or contributed to, or ever had any Liability under, any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), “defined benefit plan” (as defined in Section (3)(35) of ERISA), multiple employer plan (as defined in Section 413(c) of the Code) or a plan subject to Section 412 of the Code. Neither the Company nor any ERISA Affiliate maintains or has any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B. (Any Employee Pension Plan, any Employee Welfare Plans and any Other Plan or other similar plans or laws shall be referred to herein collectively as the “Employee Plans”).

(b)     There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are

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associated with such Employee Plans and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency. To the Knowledge of the Company, there is no basis for any such action, suit, proceeding, hearing, audit or investigation.

(c)     Except as set forth on the attached “Employee Benefits Schedule,” the Employee Plans have been maintained, funded and administered in accordance with their terms and comply in form and in operation in all material respects with the applicable requirements of ERISA, the Code and all applicable laws. The reserves reflected in the Financial Statements for the Liabilities of the Company under the Employee Plans were determined in accordance with GAAP. The Company has no Liabilities arising out of any action or inaction by any fiduciary (as defined in Section 3(21) of ERISA) in connection with any Employee Plan. The Company has made no current commitment, proposal, or communication to employees regarding the creation of an additional Employee Plan or any increase in benefits under any Employee Plan.

(d)     Each Employee Pension Plan has received a determination letter from the IRS confirming that it qualifies under Section 401(a) of the Code or is entitled to rely on an opinion letter issued to a prototype sponsor and nothing has occurred since the issuance of the determination or opinion letter which would adversely affect the qualified status or the Company’s ability to rely on such letter. Each Employee Pension Plan has been timely amended to reflect the provisions of any and all laws, regulations and rulings in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no plan document failures, operational failures, demographic failures or employee eligibility failures within the meaning of Rev. Proc. 2008-50 with respect to any Employee Pension Plan.

(e)     With respect to each Employee Plan, the Company has delivered to Parent correct and complete copies of (to the extent applicable): (i) each Employee Plan document (including all amendments and related trust documents) and, in the case of unwritten Employee Plans, written descriptions thereof, (ii) the most recent summary plan descriptions provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, (iv) the most recent annual report (Form 5500 series) with all applicable attachments, and (v) all related trust agreements, insurance contracts, service or other agreements and the most recent compliance testing information, list of assets and other funding arrangements related to each such Employee Plan. The Company will have no Liability with respect to, nor has it made, any statements or commitments in any handbook or other communication, oral or written, provided by the Company to its employees that are not consistent with the terms of each Employee Plan set forth on the Employee Benefits Schedule.

(f)      There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA or any breach of fiduciary duty under ERISA with respect to any Employee Plan.

(g)     Except as disclosed on the Employee Benefits Schedule, no employee of the Company is a party to any employment or other agreement with the Company that entitles him or her to compensation or other consideration upon the acquisition by any person of control of the Company, or to benefits or increased benefits under any Employee Plan covering such employee as a

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result of such acquisition of control. The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any Person to, accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Plan.

(h)     Each Employee Plan which is a nonqualified deferred compensation plan subject to Code Section 409A is in compliance, in form and in operation, with the applicable requirements of that section, the regulations thereunder and guidance provided by the Internal Revenue Service, and no participant in such a plan will incur taxes or penalties on the benefits under such plan as a result of actions by the Company prior to the date the benefits are actually paid to the employee.

(i)       All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Pension Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Plan or accrued by the Company in accordance with GAAP. All premiums, other payments or accruals for incurred but not reported liability for any Employee Welfare Plan for all periods ending on or before the Closing Date have been paid or accrued consistent with GAAP with respect to each such Employee Welfare Plan.

(j)      All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Plan. The requirements of COBRA have been met with respect to each such Employee Welfare Plan subject to COBRA.

(k)     Each Employee Plan, including any related service or investment contract related thereto, can be terminated without payment of any additional contribution, penalty, fee or amount and, except as otherwise required by ERISA, without vesting or acceleration of any benefits promised by such Plan.

(l)       Neither the Company nor any ERISA Affiliate has any Liability, including any Liabilities under any Employee Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employees “leased” from another entity.

(m)   The Company has taken all necessary action in order for the Qumu, Inc. Retirement Trust (“401(k) Plan”) to fully vest all participants in the 401(k) Plan and to properly terminate the 401(k) Plan prior to Closing. The Company has and will have no Liability for the operation, termination or administration of the 401(k) Plan, including, but not limited to, claims for contributions due from the Company under the 401(k) Plan.

(n)     The Company has paid all 2011 employee bonuses for the period January 1, 2011 through September 30, 2011 and all sales commissions to sales and service people in the normal course according payment schedules within the applicable commission plans prior to the Closing Date.

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4.16              Tax Matters.

(a)     All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed. All such Tax Returns correctly and completely reflect the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. All Taxes owed by the Company, including all estimated Taxes for the current taxable year, whether or not shown on a Tax Return, have been paid in full by the Company. All Taxes of the Company that are not yet due have been properly accrued and appear on the Financial Statements, including the Stub Period Financial Statements, in accordance with GAAP. The Company has no Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company, except for Tax liabilities (i) reflected in the Stub Period Financial Statements, or (ii) that have arisen after the date of the Stub Period Financial Statements in the ordinary course of business and in a manner and at a level consistent with prior periods. The Company has made available to Parent true, correct and complete copies of all Tax Returns for which the applicable statute of limitations has not expired, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company with respect to such taxable periods.

(b)     Except as set forth in the attached “Taxes Schedule”:

(i)                   (A) the Company has not granted, requested or is subject to any waiver or extension of the period of limitations for the assessment or collection of any Tax; (B) the Company has not executed any power of attorney with respect to any matter relating to Tax; (C) there is no unpaid deficiency or adjustment for Taxes of the Company that has been claimed, proposed, asserted or assessed by any Tax Authority; (D) the Company has not requested or been granted an extension of the time for filing any Tax Return except for Tax Returns timely filed within such extension period; and (E) there is no action, suit, proceeding, claim, examination, deficiency, assessment or audit now in progress or pending against or with respect to the Company with respect to any Tax and, to the Company’s Knowledge, no basis exists therefor;

(ii)                 there are no closing agreements or rulings relating to Taxes that have been entered into or issued by any Tax Authority with or in respect of the Company;

(iii)                there are no Liens for Taxes upon any of the assets of the Company or upon the Company Capital Stock, other than Liens for Taxes not yet due and payable;

(iv)               the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and the Company has complied with all reporting and recordkeeping requirements with respect thereto;

(v)                 (A) the Company has not been a member of an Affiliated Group (other than a group of which the Company is or was the parent); (B) the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise; and (C) the Company is not a party to or bound by any Tax allocation, Tax sharing or similar agreement or arrangement.

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(vi)               the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any, (A) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (B) installment sale or open transaction disposition transaction made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, or (D) change in method of accounting for a taxable period ending on or prior to the Closing Date, and no Tax Authority has proposed any adjustment pursuant to Section 481(a) (or any similar provision of state, local or foreign Tax law) or change in accounting method;

(vii)              the Company has not made or filed an election under Sections 108, 441, or 1017 of the Code;

(viii)            the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code);

(ix)               for the taxable year of the Company ending on December 31, 2010, the Company has net operating loss carryforwards for U.S. federal income tax purposes totaling not less than $28 million (the “NOL Carryforwards”) and, for the taxable year of the Company ending on the Closing Date, the NOL Carryforwards will not be less than $28 million. Except as may result from the Merger, none of the NOL Carryforwards is currently subject to any limitation under Section 382 of the Code.

(x)                 (A) none of the shares of Company Capital Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code; and (B) no portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law;

(xi)               the Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes;

(xii)              the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii)            the Company has not distributed the shares of another Person, and has not had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xiv)            the Taxes Schedule contains a list of all U.S., Federal, State and non-U.S. jurisdictions to which the Company files Tax Returns or pays Taxes;

(xv)             (A) the Company has disclosed on its federal Income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of

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federal Income Tax within the meaning of Section 6662 of the Code; and (B) the Company has not (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulations Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law); or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law); and

(xvi)            the Company does not have and has not had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed, and Taxes have been duly paid, and no claim has been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns and pay Taxes that the Company is or may be subject to any Tax Return filing requirements or subject to taxation by that jurisdiction.

4.17              Brokerage. Except as disclosed on the attached “Brokerage Schedule,” neither the Company nor Parent or Merger Sub will have any Liability to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of any Seller or the Company. Any such Liability is a Company Transaction Expense.

4.18              Affiliate Transactions. Except as disclosed on the “Affiliate Transactions Schedule,” no Seller, officer, director, stockholder, or Affiliate of the Company is a party to any contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

4.19              Undisclosed Liabilities. The Company has no Liabilities of the type required by GAAP to be set forth on a balance sheet, except for (i) Liabilities set forth on the face of the Stub Period Balance Sheet, (ii) Liabilities which have arisen after the date thereof in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities incurred in connection with the negotiation, execution, delivery or performance of the transactions contemplated by this Agreement to the extent reflected in Company Transaction Expenses (or other transaction expenses satisfied by the Company prior to the Closing) or the Final Working Capital.

4.20              Environmental Matters. The Company has complied with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging any failure to so comply. The Company has obtained and is in compliance with all Governmental Licenses pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the Business; and all such Governmental Licenses are set forth on the attached “Environmental Matters Schedule.” The Company has not assumed or otherwise become subject to any Liability, including any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws. The Company has provided Parent with all environmental audits, reports and other material environmental documents relating to the Company’s past or current properties, facilities and operations.

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4.21              Insurance. The attached “Insurance Schedule” lists each insurance policy, bond or other form of insurance maintained by the Company (the “Insurance Policies”). With respect to each Insurance Policy: (i) the policy is in full force and effect; (ii) the policy will continue to be in full force and effect on the same terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) no party to the policy has repudiated any provision thereof; and (v) the Company has provided to Parent a true, correct and complete copy of the policy. No Insurance Policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such Insurance Policy (including, without limitation, change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.

4.22              Receivables. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Stub Period Balance Sheet, as adjusted to reflect operations thereafter in accordance with past practice.

4.23              Sufficiency of Assets. The Company owns or leases all buildings, machinery, equipment, computers and related equipment, furniture, vehicles, and other tangible and intangible assets necessary for the conduct of the Business. Each such tangible asset is in good operating condition and repair (ordinary wear and tear excepted), and is suitable for the purposes for which it is used.

4.24              Product Warranty. All products manufactured, sold, leased, distributed or delivered by, and all services provided by, the Company (or any Person for which the Company may be responsible) have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability for replacement or repair thereof or other damages in connection therewith.

4.25              Customers and Suppliers. The attached “Customers and Suppliers Schedule” contains a list of the ten largest customers and the ten largest suppliers of the Company for the calendar year ended December 31, 2010 and for the eight months ended August 31, 2011, and includes the net sales or purchases by the Company attributable to each such customer or supplier for each such period. To the Company’s Knowledge, no customer or supplier listed on the Customers and Suppliers Schedule, nor any other material customer or supplier of the Company, intends to cease doing business with the Company or decrease the amount of business it does with the Company in any material respect.

4.26              Information Statement. The Company delivered to each Stockholder prior to the execution by such Stockholder of the Written Consent and, if required by the terms of the Stock Options or Warrants, delivered to each holder of Participating Options and Participating Warrants prior to the Closing Date, information regarding the transactions contemplated by this Agreement (the “Information Statement”). As of the Closing Date, the Information Statement contained all material information (i) required by the CCC (including Sections 1300-1313 of the CCC), the Securities Act and the securities laws of the state of residence of each Stockholder, and the terms of

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the Participating Options and the Participating Warrants, (ii) necessary to permit the Major Holders to make a fully informed investment decision relating to the Parent Stock Consideration, and (iii) necessary to permit the Stockholders to make a fully informed decision to vote in favor of, vote against or abstain from voting through the Written Consent. The Information Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading, provided that this representation and warranty shall not apply to any statement or omission made in reliance upon written information furnished to the Company by Parent expressly for use in the Information Statement.

4.27              Disclaimer. Except as expressly set forth in this Article 4 and in Article 5 hereof or any other document contemplated hereby, neither the Major Holders nor the Company makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF major holders

As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Major Holder, severally with respect to himself, herself or itself only and not jointly represents and warrants to Parent and Merger Sub as of the date hereof as follows:

5.1              Organization and Power. Such Major Holder that is an entity is duly organized, validly existing and in good standing under the laws of the state of its organization. Such Major Holder that is an entity has all requisite organizational power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2              Authorization. The execution, delivery and performance by such Major Holder of this Agreement, the Written Consent, the Seller Documents to which such Major Holder is or will be a party and the consummation of the transactions contemplated hereby and thereby has been duly and validly authorized by such Major Holder and no other act or proceeding on the part of such Major Holder is necessary to authorize the execution, delivery or performance by such Major Holder of this Agreement or the Seller Documents to which such Major Holder is or will be a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Major Holder and, assuming the due execution and delivery of this Agreement and the Seller Documents to which such Major Holder is or will be a party by the other parties hereto and thereto, constitutes, and the Seller Documents to which such Major Holder is or will be a party each constitute a valid and binding obligation of such Major Holder, enforceable against such Major Holder in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

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5.3              Litigation. There are no actions, suits, proceedings, hearings, orders, charges, claims or investigations pending, or to such Major Holder’s Knowledge, threatened against such Major Holder, at law or in equity, or before or by any Governmental Authority which could reasonably be expected to adversely affect such Major Holder’s performance under this Agreement, the other agreements contemplated hereby to which such Major Holder is a party or the consummation of the transactions contemplated hereby or thereby.

5.4              Ownership of Company Capital Stock. The attached “Capitalization Schedule” accurately sets forth the number of shares of capital stock of the Company held by such Major Holder. All such shares of capital stock are owned of record by such Major Holder, free and clear of all Liens. Such Major Holder is not a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company, other than the Amended and Restated Voting Agreement dated May 9, 2008, the Amended and Restated Right of First Refusal and Cosale Agreement dated May 9, 2008, and the Amended and Restated Investors’ Rights Agreement dated May 9, 2008.

5.5              Securities Law Representations. The following representations are made by each Major Holder entitled to receive Parent Stock hereunder:

(a)     Such Major Holder has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and an investment in the Parent Stock Consideration or such Major Holder has obtained, to the extent such Major Holder deems necessary, personal professional advice with respect to the risks inherent in an investment in the Parent Stock Consideration, and the suitability of the investment in the Parent Stock Consideration in light of such Major Holder’s financial condition and investment needs;

(b)     Such Major Holder is in a financial position to hold the Parent Stock Consideration for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the Major Holder’s investment in the Parent Stock Consideration;

(c)     Such Major Holder has received and reviewed the Information Statement, the Reports and acknowledges the information regarding Parent that is publicly available via the Securities and Exchange Commission’s website (www.sec.gov). Such Major Holder been given the opportunity to (i) ask questions of and receive answers from the officers of Parent concerning the terms and conditions of the transactions contemplated by this Agreement the issuance of the Parent Stock Consideration and (ii) obtain, and has received to the extent requested by such Major Holder, any additional information that Parent possesses or can acquire without unreasonable effort or expense deemed necessary by such Major Holder to verify the accuracy of the Information Statement, the Reports or the other information provided by Parent.

(d)     Such Major Holder is acquiring the Parent Stock Consideration for such Major Holder’s own account, for investment purposes, and not with a present view to resale or for distribution of all or any portion of the Parent Stock Consideration. Such Major Holder represents and warrants that such Major Holder has made no agreement with others regarding the Parent Stock Consideration (other than the Stockholder Lock-up and Registration Rights Agreement). Such Major Holder is aware that, in the view of the Securities and Exchange Commission, a purchase of the

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Parent Stock Consideration with an intent to resell by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of Parent, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Parent Stock Consideration and for which the Parent Stock Consideration was pledged as security, would represent an intent inconsistent with the representations set forth above.

(e)     Such Major Holder understands that (i) the Parent Stock Consideration has not been registered under the Securities Act or under any state securities laws, but is being offered and sold pursuant to exemptions from such laws and that Parent’s reliance upon such exemptions is predicated in part on such Major Holder’s representations as contained herein, (ii) the Parent Stock Consideration cannot be sold unless it is subsequently registered under the Securities Act and applicable state securities laws, or an exemption from such registration is available, and only then in compliance with the terms of the Lock-up Letter and after first obtaining the opinion of counsel satisfactory to Parent that such proposed disposition or transfer may be lawfully made without registering the Parent Stock Consideration pursuant to the Securities Act, and applicable state securities laws, or such registration, (iii) the transferability of the Parent Stock Consideration is restricted and resale of the Parent Stock Consideration is limited as a result of the exemptions referenced in clause (i) and the Lock-up Letter, and (iv) a “stop transfer” order against the Parent Stock Consideration and a notation regarding the restrictions on transferability of the Parent Stock Consideration will be made with the Transfer Agent and if the Parent Stock Consideration is issued in certificated form, a legend will be placed upon such certificate stating that the Parent Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Parent Stock, and (v) Parent has no obligation to register the Parent Stock Consideration except as required by the Registration Rights Agreement.

(f)      Each Major Holder further represents that:

(i)                   Such Major Holder is an Accredited Investor and has indicated the basis for this status on a Certificate of Accredited Status delivered to Parent;

(ii)                 Such Major Holder has not been offered the Parent Stock by any form of general advertising or general solicitation; and

(iii)                Such Major Holder is a bona fide resident of, and is domiciled in, the state set forth in the Certificate of Accredited Status delivered to Parent.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF Parent AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Merger Sub each represent and warrant to the Company and the Major Holders as of the date hereof as follows:

6.1              Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each

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of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

6.2              Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, the consummation of the Merger, and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Parent or Merger Sub, or either of their respective boards of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent and Merger Sub will each constitute, a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with their terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3              Parent Stock. The Parent Stock to be delivered to the Major Holders pursuant to this Agreement (i) has been duly authorized, validly issued, fully paid and non-assessable; and (ii) subject to the accuracy of the Major Holders’ representations set forth in Section 5.7, has been issued pursuant to valid exemptions from the registration requirements of the Securities Act and applicable state securities laws.

6.4              Absence of Conflicts. Except as set forth on the attached “Parent Material Restrictions Schedule,” neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which Parent or Merger Sub is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of; (b) constitute a default under; (c) result in the violation of; (d) give any third party the right to terminate or to accelerate any obligation under; or (e) require any authorization, consent, approval, execution or other action by or notice to any Governmental Authority under, any material agreement to which Parent or Merger Sub is bound or affected, Parent’s or Merger Sub’s organizational documents or any statute, regulation, rule, judgment, order, decree or other restriction of any Governmental Authority to which Parent or Merger Sub is subject.

6.5              Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person (except for the filing and recordation of the Agreement of Merger as required by the CCC) is required in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby.

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6.6              Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Parent’s Knowledge, threatened against or affecting Parent or Merger Sub, at law or in equity, or before or by any Government Authority which would adversely affect Parent’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.7              Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent or Merger Sub except as set forth on the attached “Parent Brokerage Schedule.”

6.8              SEC Reports. Parent has delivered to the Major Holders entitled to receive Parent Stock Consideration hereunder Parent’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (the “Reports”). As of their respective filing dates (or, to the extent superseded or amended prior to the date hereof, as of the date of such superseding or amended filing), such Reports did not contain any untrue statement of a material fact or, to the knowledge of Parent, omit to state any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in such Reports have been prepared in accordance with GAAP consistently followed throughout the periods indicated and fairly present the financial position of the Parent as of the respective dates thereof and the results of its operations for the respective periods indicated. Since June 30, 2011, there has not been any material adverse change in the financial condition or the results of operations of the Parent. Parent shall use its commercially reasonable efforts to maintain at all times during the period of twelve (12) months following the Closing “current public information” as defined in Rule 144(c) promulgated under the Securities Act.

ARTICLE 7

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

7.1              Indemnification.

(a)     Seller’s Indemnification.

(i)                   Subject to the other limitations in this Section 7.1, from and after the Closing, each of Sellers and Incentive Recipients, severally and not jointly, shall indemnify Parent and its Affiliates (including the Company) and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Parent Indemnitees”) against any Loss that such Parent Indemnitee suffers as a result of: (A) the breach by the Company of any representation or warranty of the Company contained in Article 4 of this Agreement; (B) any Indebtedness of the Company or Company Transaction Expenses that are not paid and discharged at or prior to Closing or not otherwise taken into account in the determination of the Initial Cash Merger Consideration in accordance with this Agreement; (C) Excluded Taxes; (D) any claim related to the Bridge Notes, Management Incentive Payments or

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Dissenting Shares (solely with respect to amounts in excess of the amount that would have otherwise been payable to such holder pursuant to Section 2.5(a)); and (E) claims related to the matters set forth on the Litigation Schedule.

(ii)                 Subject to the other limitations in this Section 7.1, from and after the Closing, each Major Holder, severally and not jointly, shall indemnify the Parent Indemnitees against any Loss that each Parent Indemnitee suffers as a result of the breach by such Major Holder of any representation or warranty contained in Article V of this Agreement or any covenant of such Major Holder contained in Article 7 or Article 8 of this Agreement or in any Seller Transaction Document to which such Major Holder is a party. For avoidance of doubt, a Major Holder shall only be liable under this Section 7.1(a)(ii) in respect of a breach by such Major Holder and not in respect of a breach by any other Major Holder.

(iii)                All claims by any Parent Indemnitee pursuant to Section 7.1(a)(i)(A)-(E) must be made on or before the applicable Survival Date. It is understood that so long as written notice of a claim is given as provided herein on or prior to the Survival Date, such representations, warranties and agreements of indemnification shall continue to survive solely with respect to such claim or claims set forth in such notice until such matter is resolved. For purposes of this Agreement, the term “Survival Date” shall mean the date that is 12 months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization; Subsidiaries), Section 4.16 (Tax Matters), Articles 5 and 6, the indemnification obligations set forth in Section 7.1(a)(i)(C) and (D) and any representation or warranty that is based upon a claim of fraud or intentional misrepresentation shall survive for the applicable statute of limitations period. The covenants and agreements of the parties shall survive for the applicable statute of limitations period or for such other specified period as is explicitly set forth herein. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(iv)               The indemnification provided for in Section 7.1(a)(i) above is subject to each of the following limitations:

(A)    Recovery from the Escrow Amount shall be the Parent Indemnitees’ sole and exclusive remedy for Losses resulting from the matters referred to in Section 7.1(a)(i)(A), (B) and (E) (the “Indemnification Cap”).

(B)    No Parent Indemnitee shall be entitled to make any claims against Sellers or an Incentive Recipient pursuant to Section 7.1(a)(i)(A) unless and until the Parent Indemnitees (as a group) have suffered Losses as a result of breaches described in Section 7.1(a)(i)(A) in excess of $75,000 in the aggregate (the “Indemnification Basket”) (provided that the Parent

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Indemnitees (as a group) shall only be entitled to seek recovery for such Losses to the extent exceeding the Indemnification Basket).

(C)    Notwithstanding the foregoing, the Indemnification Cap and the Indemnification Basket shall not apply to (I) any breach of the representations and warranties set forth in Sections 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization; Subsidiaries), 4.16 (Tax Matters) and Article 5, (II) any claims made pursuant to Sections 7.1(a)(i)(C)-(D), or (III) any claims based on fraud or intentional misrepresentation; provided, however, the aggregate amount of Losses payable by a Seller with respect to all claims for indemnification hereunder shall not exceed an amount equal to such Seller’s Escrow Account Allocation of the Losses (and the aggregate amount of Losses payable by a Major Holder with respect to claims for indemnification hereunder that are not recoverable from the Escrow Amount shall not exceed such Major Holder’s Pro Rata Portion of such Losses) and shall in no circumstance exceed the amount of (i) the Merger Consideration (with the price per share of any Parent Stock equal to the Deemed Value) actually paid to such Seller (including amounts withheld from such Seller and paid into the Escrow Account), plus (ii) with respect to each Major Holder in respect to any claim arising out of or related to the Bridge Notes, an additional amount equal to the amount by which the Merger Consideration actually paid to such Major Holder has been reduced by the payment to such Major Holder in respect to the Bridge Notes under this Agreement. Notwithstanding anything herein to the contrary, the sole source of recovery by a Parent Indemnitee for any claim for Losses under this Agreement against an Incentive Recipient or a Seller, other than a Major Holder, shall be the Escrow Amount. Further, notwithstanding the foregoing, the Indemnification Basket shall not apply to any breach of the representations and warranties set forth in Section 4.15 (Employee Benefits Plans).

(D)    The parties acknowledge that the representations and warranties contained in Article 5 and the covenants and agreements made by each Major Holder in this Agreement or in the Seller Transaction Documents to which a Major Holder is a party are made severally by each Major Holder as to itself only, and any Major Holder who has breached any such representation, warranty, covenant or agreement as to itself shall be liable with respect to all Losses as a result of the breach thereof, subject to the limitations set forth in this Section 7.1 and the other Sellers, including the other Major Holders, and the Incentive Recipients shall not be liable with respect to such Losses.

(b)     Parent’s Indemnification.

(i)                   From and after the Closing, Parent agrees to indemnify the Sellers and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless against any Loss which any Seller Indemnitee suffers, as a result of: (A) the breach of any representation

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or warranty contained in Article 6 hereof; and (B) the breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

(ii)                 Parent shall not be liable with respect to any claim under Section 7.1(b)(i)(A)-(B) unless written notice of a possible claim for indemnification is given by the claiming Seller Indemnitee to Parent on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties and covenants shall continue to survive until such matter is resolved.

(c)     Procedures.

(i)                   Notice of Claim. Any indemnified party making a claim for indemnification pursuant to Section 7.1(a) or (b) (an “Indemnified Party”) based on any action, lawsuit, proceeding, investigation or other claim by a third party (a “Proceeding”) must give the Sellers’ Representative or Parent, as the case may be, written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of the Proceeding; provided, however, that the failure to notify or delay in notifying the Sellers’ Representative or Parent, as the case may be, will not relieve the indemnifying party (the “Indemnifying Party”) of its obligations pursuant to Section 7.1(a) or (b), except to the extent that such Indemnifying Party is materially prejudiced as a result thereof. In each case where the Indemnified Party or the Indemnifying Party is, collectively, the Sellers and the Incentive Recipients, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be, in this Section 7.1 shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Sellers’ Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable. After the delivery of a Claim Notice, the Indemnifying Party and its agents shall be provided with such access (including electronic access, to the extent available) to the financial books and records of the Indemnified Party and the personnel or representatives of the Indemnified Party, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, as the Indemnifying Party may reasonably request to enable it to evaluate the Claim Notice.

(ii)                 Control of Defense; Conditions. An Indemnifying Party, at its option, may defend the Indemnified Party against any Proceeding so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Proceeding that the Indemnifying Party will indemnify the Indemnified Party for the Losses the Indemnified Party may suffer as a result of such Proceeding, (B) the Proceeding involves only money damages for which indemnification may be provided, (C) the Indemnifying Party is not a party to the Proceeding such that the Indemnified Party determines in good faith that joint representation would be inappropriate, and (D) the Indemnifying Party diligently defends the Proceeding. If the Indemnifying Party elects not to assume the defense of such Proceeding, the Indemnified Party shall proceed with the defense of such Proceeding with counsel of its choice (and the expense of such defense shall be a Loss of the Indemnified Party, subject to the applicable limitations set forth in this Section 7.1); and the Indemnifying Party shall be entitled, at the Indemnifying Party’s

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expense, to participate in any defense of such Proceeding. Parent must obtain the prior written consent of the Sellers’ Representative (which will not be unreasonably withheld) prior to entering into any settlement of any Proceeding.

(iii)                Control of Defense; Exceptions, etc. If the Indemnifying Party defends against the Proceeding, the Indemnified Party will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense, with the Indemnified Party obligated hereby to provide reasonable cooperation with the Indemnifying Party in the defense of claims or litigation, including by making employees, information and documentation reasonably available.

(iv)               Settlement of Claims. The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld) prior to entering into any settlement of any Proceeding or ceasing to defend any Proceeding unless the proposed settlement involves no payment of money by the Indemnified Party, involves no limitation on the future business of the Company, releases the Indemnified Party from all liability in connection with such claim and does not impose an injunction or other equitable relief on the Indemnified Party.

(d)     Net Recovery. The amount of any Loss shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements, or contracts pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights (“Alternative Arrangements”) with respect to such Loss.

(e)     Working Capital. Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnitees shall have no right to make any claim against Sellers or Incentive Recipients with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter has been specifically taken into account in the determination of Final Working Capital and/or the Final Working Capital Adjustment such that the claim would amount to the Parent Indemnitees recovering twice for such matter.

(f)      Payments. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 7.1(c) or the claim is disputed by the Indemnifying Party and such dispute remains unresolved, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined or any such dispute is resolved.

(g)     Recoupment Against Escrow and Major Holders. Notwithstanding anything in this Agreement to the contrary, any payment to which any Parent Indemnitee is entitled under this Agreement pursuant to a claim for indemnification, other than a claim under Section 7.1(a)(ii), shall first be paid from the Escrow Amount in accordance with each Seller’s and each Incentive Recipient’s Escrow Account Allocation of such payment and with the terms of the Escrow Agreement and no recovery from a Seller shall be permitted until the Escrow Amount is exhausted in full. Nothing in this Section 7.1(g) shall preclude Parent Indemnitees from making claims against or seeking payment for Losses from (i) the Major Holders in respect to claims or Losses which any Parent Indemnitee is entitled to make or receive under Section 7.1(a)(iv)(C) of this Agreement

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which exceed the Escrow Amount or (ii) a Major Holder under Section 7.1(a)(ii). Except with respect to Losses paid from the Escrow Amount, each Major Holder shall be entitled to satisfy such indemnification claims, at its option, in cash or with Parent Stock; the price per share attributable to the Parent Stock for this purpose shall be the Deemed Value. Each Seller and Incentive Recipient for and on behalf of himself and itself and its Affiliates, waives, and acknowledges and agrees that such Seller or Incentive Recipient and its Affiliates shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Seller or Incentive Recipient may become subject under or in connection with this Agreement.

(h)     Exclusive Remedy. Subject to injunctive and other equitable remedies under Section 7.10 and Section 8.12, each of the parties hereto acknowledges and agrees that from and after the Closing, the foregoing indemnification provisions in this Section 7.1 shall be the exclusive remedy of the Parent Indemnitees arising under this Agreement, and, with respect to the Major Holders, the Seller Documents (except for disputes under Section 2.11, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.11).

(i)       Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable law.

7.2              Mutual Assistance. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the Company, Parent and the Major Holders, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

7.3              Confidentiality. The Company and Parent agree that, following the Closing, that certain Mutual Non-Disclosure Agreement by and between the Company and Parent dated as of March 7, 2011 (the “Confidentiality Agreement”) shall be terminated and of no further force or effect.

7.4              Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby (which, in the case of the Sellers, shall include the costs of the Company), including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.

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7.5              Further Transfers. Each of the parties hereto shall, and shall use reasonable best efforts to cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby.

7.6              Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers’ will, at Sellers’ expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Parent will join in the execution of any such Tax Returns and other documentation.

7.7              Directors and Officers Insurance.

(a)     Prior to the Closing Date, the Company shall purchase tail director and officer liability insurance (the “Tail D&O Insurance”), which shall provide coverage for a period of six (6) years following the Closing Date for all past and present directors, officers and employees of the Company (the “Company Indemnified Parties”) comparable to the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals. On the Closing Date, the Company shall pre-pay the entire premium in respect of the Tail D&O Insurance and such payment shall be a Company Transaction Expense.

(b)     From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision under the articles of incorporation or bylaws of the Company, each as in effect on the date of this Agreement. For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Company to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Company’s articles of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the officers and directors of the Company on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.7(b).

(c)     To the extent that a Company Indemnified Party is entitled to indemnification from the Surviving Corporation as provided in Section 7.7(b), Parent and the Surviving Corporation will use all commercially reasonable efforts to seek recourse for any such claimed indemnification from the Tail D&O Insurance. To the extent the claim for indemnification by the Company Indemnified Party arises out of a matter for which a Parent Indemnitee is entitled to be indemnified under this Agreement, all amounts paid by a Parent Indemnitee to such Company Indemnified Party and all out-of pocket costs incurred in seeking recourse from the Tail D&O Policy shall be a Loss of Parent Indemnitee, subject to the terms of Section 7.1(d).

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7.8              Release. Each Major Holder releases and discharges (a) the Company, (b) the officers, directors managers and employees of the Company in their capacities as such, (c) any other party to whom any the Company has an indemnity obligation with respect to any Liability which is subject to such indemnity obligation (the Persons identified in the foregoing clauses (a) and (b) and in this clause (c) being the “Releasees”), and (d) the Releasees’ heirs, executors, administrators and successors and assigns, from all actions, causes of actions, suits, controversies, damages, claims and demands whatsoever, in law or equity (known or unknown), which each Major Holder or any successor or assign of each Major Holder ever had, now has or hereafter can, shall or may have for, as of the date of this Agreement against the Releasees or any of them; provided, however, that this release and discharge excludes (i) claims or rights arising under this Agreement, the Escrow Agreement, the Registration Rights Agreement and any of the other agreements contemplated by this Agreement and (ii) such Major Holder’s rights to indemnification or advancement of expenses from the Company pursuant to terms of any indemnification agreement between such Major Holder and the Company or the charter documents of the Company. Each Major Holder represents and warrants to Parent that there has been no assignment or other transfer of any interest in any claim which each Major Holder had or may have against the Company. As part of the foregoing general release, and not by way of limitation, each Major Holder expressly waives all of such Major Holder’s rights under Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7.9              Confidential Information. Except as required by applicable law, each Major Holder (a) shall, and shall cause its Affiliates and their employees to, hold and treat all information of the Company that is not generally known to the public (“Company Confidential Information”) in confidence and shall not, without the prior written consent of Parent, disclose or reveal any Company Confidential Information to any Person other than Parent, the Company or its Affiliates; (b) will refrain from using the Company Confidential Information for its or its Affiliates’ own benefit; and (c) acknowledges that because a remedy at law for any violation or breach of the provisions of this Section might be inadequate, in addition to any relief at law that may be available to Parent and the Company for such violation or breach and regardless of any other provision contained in this Agreement, Parent and the Company will be entitled to seek injunctive and other equitable relief restraining such violation or breach without the obligation to post any bond. Notwithstanding the foregoing, and for the avoidance of doubt, each Major Holder that is a venture capital or other investment fund shall be permitted to disclose to its limited partners or other investors (including prospective investors) such information regarding this Agreement and the transactions contemplated hereby as is customary for such Major Holder.

7.10              Non-solicitation. For a period of one (1) year following the Closing Date, no Major Holder may, without the prior written consent of Parent, directly or indirectly, (i) hire or attempt to hire away any employee of the Company, persuade any such employee to leave employment with the Company or identify any employee of the Company as a candidate for employment for a portfolio company of such Major Holder or (ii) solicit, divert, or take away, or attempt to solicit, divert or take

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away, the business of any Person with whom the Company has established, or, to the Knowledge of such Major Holder, is actively seeking to establish, a business or customer relationship; provided, however, that this Section 7.10 shall not be construed to preclude a Major Holder from (A) soliciting or hiring any such employee (x) who was terminated by the Company or (y) who otherwise ceased employment with the Company more than six (6) months prior to the commencement of employment discussions between the Major Holder and such employee, (B) placing general advertisements for employees in newspapers, periodicals or other media of general circulation (including through a recruiting firm) or hiring any such employee as a result thereof or (C) voting for approval of a candidate of employment for a portfolio company provided that such Major Holder did not violate the provisions of subsection (i) above. Each Major Holder acknowledges that because a remedy at law for any violation or breach of the provisions of this Section 7.10 may be inadequate, in addition to any relief at law that may be available to Parent for such violation or breach and regardless of any other provision contained in this Agreement, Parent may be entitled to injunctive and other equitable relief restraining such violation or breach.

ARTICLE 8

MISCELLANEOUS

8.1              Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Company, Parent and each of the Major Holders, and to the extent such amendment, alteration or modification affects the rights or obligations of the Sellers’ Representative, Sellers or Incentive Recipients, by the Sellers’ Representative. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.2              Notices. All notices, demands and other communications to be given or delivered to Parent, the Company or Sellers’ Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) day after being sent by reputable overnight courier or when transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified by the applicable party in writing):

If to Sellers’ Representative, then to:

Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Attention: Managing Director
Email: c
Facsimile No.: (415) 962-4147
Telephone No.: (415) 367-9400

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If to Parent or Merger Sub, or after the Closing, to the Company, then to:

Rimage Corporation

Attn: Chief Executive Officer

7725 Washington Avenue South

Edina, MN 55439

Facsimile No.: (952) 944-7808

Telephone No.: (952) 944-8144

and

Lindquist & Vennum PLLP

4200 IDS Center

80 South Eighth Street

Attention: Charles P. Moorse

Facsimile No.: (612) 371-3207

8.3              Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto; provided, however, that Parent may assign any or all of its rights, interests, and obligations hereunder (i) to one or more of its Affiliates, (ii) for collateral security purposes to any lender providing financing to Parent or any of its Affiliates and any such lender may exercise all of the rights and remedies of Parent hereunder, and (iii) to any subsequent purchaser of Parent, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

8.4              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.5              No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.

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8.6              Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7              No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company. Notwithstanding the foregoing, the Company Indemnified Parties shall be third-party beneficiaries of the provisions set forth in Section 7.7(a).

8.8              Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.9              Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

8.10            Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

8.11           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.12           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Major Holders, or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Parent, Major Holders, or the Company, as applicable. It is accordingly agreed that the

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parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Parent, Major Holders, or the Company, as applicable, and to enforce specifically the terms and provisions hereof against Parent, the Major Holders, or the Company, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

8.13           Sellers’ Representative.

(a)     By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Seller and each Incentive Recipient shall be deemed to have appointed Shareholder Representative Services LLC as representative, agent , proxy and attorney in fact for and on behalf of the Sellers and the Incentive Recipients (the “Sellers’ Representative”). Without limiting the generality of the foregoing, the Sellers’ Representative has full power and authority, on behalf of each Seller and each Incentive Recipient and his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by Sellers and the Incentive Recipients in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to negotiate, enter into settlements, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of any deficiency as specified in Section 2.11(d), (vii) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of claims brought by Parent for Losses incurred under this Agreement (except as otherwise covered by subsection (vi) hereof), (viii) authorize distribution of the Escrow Amount and any earnings and proceeds thereon otherwise payable to the Sellers, (ix) to take all actions which the Sellers’ Representative considers necessary and desirable in connection with the duties described in Sections 2.11 and 7.1(c) herein; and (x) take all actions necessary or appropriate in the judgment of the Sellers’ Representative on behalf of the Sellers and Incentive Recipients in connection with this Agreement and the Escrow Agreement. Notwithstanding the foregoing, each Seller will have the sole right to negotiate, compromise and settle any claim by Parent solely against such Seller under Section 7.1(a)(ii). Parent will be entitled to conclusively rely on the acts of the Sellers’ Representative as provided in this Section 8.13 as of the acts of Sellers. If the Sellers’ Representative shall be removed, resign or otherwise be unable to fulfill its responsibilities hereunder, the Sellers shall (by consent of those Persons entitled to at least a majority of the Escrow Amount), within 10 days after such death, removal, disability, resignation or inability, appoint a successor to the Sellers’ Representative and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the former Sellers’ Representative as the Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

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(b)     Each Seller and each Incentive Recipient agrees that such agency and proxy are coupled with an interest and are therefore irrevocable without the consent of the Sellers’ Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller and any Incentive Recipient. Each Seller and each Incentive Recipient hereby agrees to receive correspondence from the Sellers’ Representative, including in electronic form. All decisions and actions by the Sellers’ Representative will be binding upon all Sellers and all Incentive Recipients, and no Seller and no Incentive Recipient will have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative will have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations will be determined solely by the express provisions of this Agreement. Each Seller and each Incentive Recipient will, in accordance with its Escrow Account Allocation indemnify and hold harmless the Sellers’ Representative and its members, managers, successors and assigns against all Losses incurred by the Sellers’ Representative in connection with the performance of its duties as the Sellers’ Representative, including Losses resulting from any action, suit or proceeding to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as the Sellers’ Representative under this Agreement in each case as such Loss is incurred or suffered. If not paid directly to the Sellers’ Representative by the Sellers and Incentive Recipients, any such Losses may be recovered by the Sellers’ Representative from any amounts in the Seller Expense Account; provided that while this section allows the Sellers’ Representative to be paid from the Seller Expense Account, this does not relieve the Sellers or the Incentive Recipients from their obligation to promptly pay such Losses as such Losses are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. Neither the Sellers’ Representative nor any agent employed by it will incur any liability to any Seller or any Incentive Recipient relating to the performance of its duties hereunder except for actions or omissions constituting fraud or bad faith. The Sellers’ Representative will have no liability in respect of any action, claim or proceeding brought against the Sellers’ Representative by any Seller or any Incentive Recipient if the Sellers’ Representative took or omitted taking any action in good faith.

(c)     Each Seller and each Incentive Recipient agrees that the amount of $100,000 (the “Seller Expense Amount”) will be retained by the Sellers’ Representative from the Merger Consideration, to pay the costs and expenses incurred by the Sellers’ Representative related to performance of its duties hereunder (the “Seller Expense Account”). The Sellers and the Incentive Recipients shall not receive interest or other earnings on the Seller Expense Account and the Sellers and the Incentive Recipients irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may have in any interest that may accrue on funds held in the Seller Expense Account. The Sellers and the Incentive Recipients acknowledge that the Sellers’ Representative is not providing any investment supervision, recommendations or advice. The Sellers’ Representative shall have no responsibility or liability for any loss of principal of the Seller Expense Account other than as a result of its gross negligence or willful misconduct. Sellers’ Representative shall retain the amounts in the Seller Expense Account for so long as it shall determine in its reasonable discretion. The balance of the Seller Expense Amount, if any, will be distributed by the Sellers’ Representative to the Exchange Agent for distribution to the Sellers and the Incentive Recipients in accordance with the Escrow Account Allocation. For tax purposes, the Seller Expense Account shall be treated as having been received and voluntarily set aside by the Sellers and the Incentive Recipients at the time of Closing. The parties agree that the Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Seller Expense Account.

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8.14             Public Announcements.

After the Closing, no Seller shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the Parent, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law or where such disclosure merely recites the terms of this Agreement. If any such press release or public announcement is so required, the party making such disclosure shall obtain the prior written consent of Parent (which consent shall not be unreasonably delayed or withheld) prior to making such disclosure, and the parties shall use their best efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

QUMU, INC.

By: /s/ Raymond R. Hood

Name: Raymond R. Hood

Title: Chief Executive Officer

PARENT:

RIMAGE CORPORATION

By: /s/ Sherman Black

Name: Sherman Black

Title: President and Chief Executive Officer

MERGER SUB:

QUICK ACQUISITION CORP.

By: /s/ Sherman Black

Name: Sherman Black

Title: President and Chief Executive Officer

MAJOR HOLDERS:

Storm Ventures Fund III, L.P.

by Storm Venture Associates III, L.L.C.

its General Partner

By: /s/ [AUTHORIZED REPRESENTATIVE]

Title:  Managing Member

Storm Ventures Affiliates Fund III, L.P.

by Storm Venture Associates III, L.L.C.

its General Partner

By: /s/ [AUTHORIZED REPRESENTATIVE]

Title:  Managing Member

Storm Ventures Principals Fund III, L.L.C.

by Storm Venture Associates III, L.L.C.

its Managing Member

By: /s/ [AUTHORIZED REPRESENTATIVE]

Title:  Managing Member

ADVANCED TECHNOLOGY VENTURES VIII, L.P.

By: ATV Associates VIII, LLC, its General Partner

By:  /s/ [AUTHORIZED REPRESENTATIVE]

Title:    Managing Director

SAP Ventures Fund I Holdings, LLC,

a Delaware limited liability company

By: SAP Ventures Fund I, L.P.,

a Delaware limited partnership

its sole member

By: SAP Ventures GPE (I), L.L.C.,

a Delaware limited liability company

its general partner

By: /s/ [AUTHORIZED REPRESENTATIVE]

Title: Managing Member

By: /s/ [AUTHORIZED REPRESENTATIVE]

Title: Managing Member

SELLERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Sellers’ Representative

By: /s/ W. Paul Koenig

Name: W. Paul Koenig

Title: Managing Director

Annex 1

Definitions

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. A Person is deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Aggregate Exercise Price” means the aggregate exercise price of all Participating Options to purchase Common Stock and Participating Warrants to purchase Common Stock, but shall in all events exclude the exercise price of the Participating Warrant to purchase Series B and C Preferred Stock and Warrants issued to MMV Finance Inc. on August 19, 2010.

“Bridge Notes” means those Secured Convertible Promissory Notes identified on the Indebtedness Schedule, specifically, (i) that Secured Convertible Promissory Note, dated May 13, 2009, by the Company in favor of Storm Ventures Fund III, L.P., (ii) that Secured Convertible Promissory Note, dated May 13, 2009, by the Company in favor of Storm Ventures Affiliates Fund III, L.P., (iii) that Secured Convertible Promissory Note, dated May 13, 2009, by the Company in favor of Storm Ventures Principals Fund III, L.L.C., (iv) that Secured Convertible Promissory Note, dated May 13, 2009, by the Company in favor of Advanced Technology Ventures VIII, L.P., (v) that Secured Convertible Promissory Note, dated May 13, 2009, by the Company in favor of SAP Ventures Fund l Holdings, L.L.C., (vi) that Secured Convertible Promissory Note, dated September 30, 2009, by the Company in favor of Storm Ventures Fund III, L.P., (vii) that Secured Convertible Promissory Note, dated September 30, 2009, by the Company in favor of Storm Ventures Affiliates Fund III, L.P., (viii) that Secured Convertible Promissory Note, dated September 30, 2009, by the Company in favor of Storm Ventures Principals Fund III, L.L.C., (ix) that Secured Convertible Promissory Note, dated September 30, 2009, by the Company in favor of Advanced Technology Ventures VIII, L.P., (x) that Secured Convertible Promissory Note, dated September 30, 2009, by the Company in favor of SAP Ventures Fund l Holdings, L.L.C., (xi) that Secured Convertible Promissory Note, dated December 3, 2009, by the Company in favor of Storm Ventures Fund III, L.P., (xii) that Secured Convertible Promissory Note, dated December 3, 2009, by the Company in favor of Storm Ventures Affiliates Fund III, L.P., (xiii) that Secured Convertible Promissory Note, dated December 3, 2009, by the Company in favor of Storm Ventures Principals Fund III, L.L.C., (xiv) that Secured Convertible Promissory Note, dated December 3, 2009, by the Company in favor of Advanced Technology Ventures VIII, L.P., (xv) that Secured Convertible Promissory Note, dated December 3, 2009, by the Company in favor of SAP Ventures Fund l Holdings, L.L.C., (xvi) that Secured Convertible Promissory Note, dated March 10, 2010, by the Company in favor of Storm

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Ventures Fund III, L.P., (xvii) that Secured Convertible Promissory Note, dated March 10, 2010, by the Company in favor of Storm Ventures Affiliates Fund III, L.P., (xviii) that Secured Convertible Promissory Note, dated March 10, 2010, by the Company in favor of Storm Ventures Principals Fund III, L.L.C., (xix) that Secured Convertible Promissory Note, dated March 10, 2010, by the Company in favor of Advanced Technology Ventures VIII, L.P., (xx) that Secured Convertible Promissory Note, dated March 10, 2010, by the Company in favor of SAP Ventures Fund l Holdings, L.L.C., (xxi) that Secured Convertible Promissory Note, dated June 28, 2010, by the Company in favor of Storm Ventures Fund III, L.P., (xxii) that Secured Convertible Promissory Note, dated June 28, 2010, by the Company in favor of Storm Ventures Affiliates Fund III, L.P., (xxiii) that Secured Convertible Promissory Note, dated June 28, 2010, by the Company in favor of Storm Ventures Principals Fund III, L.L.C., (xxiv) that Secured Convertible Promissory Note, dated June 28, 2010, by the Company in favor of Advanced Technology Ventures VIII, L.P., (xxv) that Secured Convertible Promissory Note, dated June 28, 2010, by the Company in favor of SAP Ventures Fund l Holdings, L.L.C., (xxvi) that Secured Convertible Promissory Note, dated May 27, 2011, by the Company in favor of Storm Ventures Fund III, L.P., (xxvii) that Secured Convertible Promissory Note, dated May 27, 2011, by the Company in favor of Storm Ventures Affiliates Fund III, L.P., (xxviii) that Secured Convertible Promissory Note, dated May 27, 2011, by the Company in favor of Storm Ventures Principals Fund III, L.L.C., (xxix) that Secured Convertible Promissory Note, dated May 27, 2011, by the Company in favor of Advanced Technology Ventures VIII, L.P., (xxx) that Secured Convertible Promissory Note, dated May 27, 2011, by the Company in favor of SAP Ventures Fund l.

“Business” means the business of the Company as conducted as of immediately prior to the Effective Time, including, without limitation, providing enterprise video webcasting software and online video streaming and related services.

“Business Day” means any day on which commercial banks are open for business in San Francisco, California.

“Cash” means cash, cash equivalents and marketable securities calculated in accordance with GAAP applied on a basis consistent with the Stub Period Balance Sheet (it being understood that such cash and cash equivalents shall be reduced by the aggregate amount of all checks that remain outstanding as of the Closing, to the extent there is Cash in the Company at Closing to make such reduction, and to the extent there is not sufficient Cash to do so, then the excess will reflected as a current liability in determining Working Capital).

“COBRA” means the requirements of Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the articles of incorporation of the Company as amended and as in effect immediately prior to the Effective Time.

“Company Stock Plan” means the Company’s Amended and Restated 2003 Stock Option Plan.

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“Company Transaction Expenses” means the costs, fees and expenses owing by Sellers (to the extent the Company has a Liability therefor) or the Company, to the extent not paid by the Company prior to the Closing, in connection with the negotiation and consummation of the transactions contemplated by this Agreement including (i) pursuant to any employment severance, deferred compensation, change-in-control or other agreement entered into by the Company prior to the Closing with any employee, consultant, officer or director of the Company, whether such amounts are payable at the Closing or at a later time, excluding, however, Management Incentive Payments; (ii) the premiums for the directors’ and officers’ insurance policy as contemplated by Section 7.7; (iii) one-half of the Escrow Agents administration fee and (iv) the fees and expenses of the Sellers’ Representative.

“Deemed Value” means the average closing price of Parent Stock for the twenty (20) consecutive trading days ending three Business Days prior to the Closing Date.

“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Exhibit D.

“Dollars” or “$” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Environmental Laws” means all applicable laws concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated byphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code, or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Account” shall mean the escrow fund established pursuant to the Escrow Agreement.

“Escrow Account Allocation” shall mean, with respect to any Seller and any Incentive Recipient, a percentage equal to the fraction having a numerator equal to the aggregate amount of (i) the Merger Consideration to which such person is entitled pursuant to Sections 2.5(a) and 2.7(a) (without reduction for such Seller’s Escrow Account Allocation of the Escrow Amount and Seller Expense Amount) and (ii) the Management Incentive Payments to which such person is entitled to as set forth on the Management Incentive Payment Schedule and having a denominator equal to the sum of (i) the Merger Consideration and (ii) the Management Incentive Payments. For purposes of the foregoing calculation, (i) the price per share attributable to the Parent Stock Consideration shall be the Deemed Value and (ii) the value of the Management Incentive Payments to be paid in Parent

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Stock shall be the Deemed Value. The Escrow Account Allocation for each Seller and each Incentive Recipient shall be set forth on the Distribution Waterfall.

“Escrow Agent” means Wells Fargo, N.A.

“Escrow Agreement” means the Escrow Agreement entered into on the Closing Date by and among Parent, Sellers’ Representative and the Escrow Agent and attached hereto as Exhibit E.

“Escrow Amount” means a cash amount equal to $5.2 million.

“Exchange Agent” means Wells Fargo, N.A.

“Exchange Agent Agreement” means the Exchange Agent Agreement attached hereto as Exhibit G.

“Excluded Taxes” means (i) any Taxes of the Company for the Pre-Closing Tax Period; (ii) any Taxes of any other Person for which the Company may be liable for a Pre−Closing Tax Period under Section 1.1502−6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise; and (iii) Taxes, or a reduction in Tax benefits, arising as a result of a breach of a warranty or misrepresentation under Sections 4.15 (as it relates to Taxes) and 4.16. For purposes of determining a Loss that is attributable to the disallowance of a net operating loss (“NOL”) or a NOL Carryforward, the loss shall be calculated by multiplying the amount of such disallowed NOL or NOL Carryforward by the highest U.S. federal marginal tax rate on ordinary income for U.S. corporations for the taxable year of the disallowance. For purposes of this Agreement, in the case of a Straddle Period, (i) the amount of any Income Taxes or Taxes based on or measured by receipts (including sales and use Taxes and withholding Taxes) for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time) and (ii) the amount of other Taxes for the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For taxable periods ending on or prior to the Closing Date, the entire amount of Taxes shown on (or required to be shown on) Tax Returns with respect to such taxable periods shall be allocable to the Pre-Closing Tax Period.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with the Company’s past practices.

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, or local.

“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals and other authorizations obtained from any Governmental Authority, including those listed on the “Governmental Licenses Schedule” attached hereto.

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“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all Liabilities of such Person for borrowed money; (ii) all Liabilities of such Person evidenced by notes, bonds, debentures, outstanding checks, bankers’ acceptances or similar instruments; (iii) all Liabilities of such Person as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP; (iv) all Liabilities of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all Liabilities secured by a purchase money mortgage or other Lien on such Person’s property whether or not the Liabilities thereby have been assumed by such Person; (vi) all Liabilities of such Person in respect of letters of credit; (vii) all Liabilities referred to above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; (viii) all Liabilities issued or assumed by such Person as the deferred purchase price of property or services (including all Liabilities under any acquisition agreements pursuant to which such Person is, or may be, responsible for any earn-out, note payable or other contingent payments); (ix) all management fees, board fees or other fees payable to a Seller or any Affiliate of a Seller; (x) the Cash Value, as defined in the Warrants issued to MMV Finance Inc. on August 19, 2010, and (xi) all interest, fees, penalties, prepayment premiums and other expenses owed by such Person with respect to the Liabilities referred to above or owing by such Person as a result of the transactions contemplated hereby.

“Initial Cash Merger Consideration” means:

(i) $52,000,000,

(ii) plus, the Aggregate Exercise Price,

(iii) minus, the Repaid Indebtedness,

(iv) minus, the aggregate amount of the Company Transaction Expenses,

(v) plus or minus, as applicable, an amount equal to the Estimated Working Capital Adjustment (as determined pursuant to Section 2.11(a)(i)),

(vi) plus, an amount equal to the Estimated Cash,

(vii) minus, Management Incentive Payments to be paid in cash as set forth in the Management Incentive Payment Schedule,

(viii) minus, the employer portion of the payroll Taxes arising from payments made in respect of the Option and Warrant Consideration and the Management Incentive Payments,

(ix) minus, the Parent Stock Value; and

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(x) minus, the Management Incentive Stock Value.

“Initial Merger Consideration” means (i) the Initial Cash Merger Consideration and (ii) the Parent Stock Value.

“Knowledge” means (i) in the case of the Company, the actual knowledge after reasonable investigation of each of the following Persons: each of Ray Hood, Rob Stublefield, David Bukhan, Claude Dupuis, Todd Porter, Michael Ping, and Jacco Ven Der Kooij; (ii) in the case of Parent, the actual knowledge after reasonable investigation of the chief executive officer and chief financial officer (or persons serving in similar capacities) of Parent, and (iii) in the case of a Major Holder, the actual knowledge of such Major Holder.

“Leased Real Property” means all of the right, title and interest of the Company under all written leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, or other interest in real property.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement or charge, assessment, lease, adverse claim, levy, restriction on transfer, conditional sale or title retention agreement or other security interest.

“Lock-Up Letter” means the Lock-up Letter executed by each Seller receiving Parent Stock and attached hereto as Exhibit F.

“Loss” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (without giving effect to any Material Adverse Effect or other materiality qualification or any similar qualification), excluding Losses which are not compensatory in nature or are punitive, except to the extent such Losses are sought in a third party claim.

“Management Incentive Payments” means the aggregate amount of management incentive payments payable to management of the Company in the amounts set forth opposite each such individual’s name on the Management Incentive Payment Schedule (collectively, the “Management Incentive Payments”), to such named individuals, subject to any income and employment Taxes required to be withheld in connection with such payments. The Management Incentive Payments shall be paid in cash and in Parent Stock in the amounts set forth opposite each Incentive Recipient’s name on the Management Incentive Payment Schedule.

“Management Incentive Stock Allocation” means the number of shares of Parent Stock to be issued to Incentive Recipients as set forth on the Management Incentive Payment Schedule.

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“Management Incentive Stock Value” means the Deemed Value of the Management Incentive Stock Allocation.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually, has or could reasonably be expected to have a material and adverse effect upon (a) the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Company, taken as a whole, or (b) the ability of the Company or any Seller to consummate the transactions contemplated by this Agreement.

“Merger Consideration” means the sum of (i) the Initial Cash Merger Consideration, (ii) plus, the Parent Stock Value, and (iii) plus or minus, as applicable, any cash payments required to be made pursuant to Section 2.11(d).

“Parent Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Stock Consideration” means a number of shares of Parent Stock determined by subtracting the Management Incentive Stock Allocation from 1,000,000, as adjusted for fractional shares as provided in this Agreement.

“Parent Stock Value” means the Parent Stock Consideration multiplied by the Deemed Value, as adjusted for fractional shares as provided in this Agreement.

“Participating Option” means a Stock Option that is vested and exercisable as of immediately prior to the Effective Time and is entitled to receive Merger Consideration as set forth on the Distribution Waterfall which exceeds the exercise price of such Stock Option.

“Participating Warrant” means a Warrant that is vested and exercisable as of immediately prior to the Effective Time and is entitled to receive Merger Consideration as set forth on the Distribution Waterfall which exceeds the exercise price of such Warrant.

“Permitted Liens” means, with respect to the real property owned or leased by the Company, (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and are appropriately reflected as current liabilities in Working Capital, and (ii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting and for which appropriate reserves have been established in accordance with GAAP.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of the taxable period through the end of the Closing Date.

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“Pro Rata Portion” means, with respect to a Major Holder, a percentage equal to the fraction having a numerator equal to the aggregate amount of Merger Consideration to which such Major Holder is entitled pursuant to Sections 2.5(a) and 2.7(a) (without reduction for such Major Holder’s Escrow Account Allocation of the Escrow Amount and Seller Expense Amount) and having a denominator equal to the Merger Consideration. For purposes of the foregoing calculation, the price per share attributable to the Parent Stock Consideration shall be the Parent Stock Value. Each Major Holder’s Pro Rata Portion shall be set forth on the Distribution Waterfall.

“Registration Rights Agreement” means the Registration Rights Agreement entered into at the Closing by and among Parent, and each Seller receiving Parent Stock and attached hereto as Exhibit H.

“Securities Act” means U.S. Securities Act of 1933, as amended.

“Sellers” means the Stockholders and the holders of any Participating Option or Participating Warrant.

“Seller Transaction Documents” means the documents that a Seller must duly execute and deliver to Parent in order to receive any Merger Consideration which consist of: Specifically, each Stockholder shall deliver a Certificate and execute and deliver a Letter of Transmittal. In addition, in the event a Stockholder is entitled to receive Parent Stock as part of the Merger Consideration as provided in the Distribution Waterfall, Seller Transaction Documents also include the Lock-up Letter, and a counterpart signature page to the Registration Rights Agreement and a Certificate of Accredited Status. Seller Transaction Documents with respect to a holder of a Participating Option or a Participating Warrant shall mean the Option Cancellation Agreement and the Warrant Cancellation Agreement, respectively. If applicable, the Seller Transaction Documents shall be duly executed by the spouse of each Seller to the extent such Seller is a resident of a community property state.

“Stock Option” means any option that is exercisable for shares of Company Capital Stock and that was granted under the Company Stock Plan.

“Stockholder” means a holder of Company Capital Stock.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

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“Target Working Capital” means $1,236,000.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission, or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transfer Agent” means Wells Fargo Shareowner Services, the transfer agent and registrar for the Parent Stock.

“Warrant” means any warrant that is exercisable for shares of Company Capital Stock.

“Working Capital” means the excess of current assets (excluding Cash and deferred costs) of the Company over the current liabilities (excluding accrued interest, the Bridge Notes, unearned revenue and the Silicon Valley Bank accounts receivable credit line, but including the amount of all checks that are outstanding at the Closing to the extent the amount of such checks exceed the Cash of the Company at the Closing) of the Company determined in accordance with and consistent with the Working Capital Schedule and prepared in accordance with GAAP as applied on a basis consistent with the preparation of the Stub Period Balance Sheet. For the avoidance of doubt and for the purpose of this definition, current liabilities shall exclude Company Transaction Expenses, Management Incentive Payments and Repaid Indebtedness.

In addition, each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Accounting Arbitrator	2.11(c)(ii)
Actual Cash	2.11(b)
Actual Working Capital	2.11(b)
Agreement	Recitals
Alternative Arrangements	7.1(d)

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Term	Section
CCC	Recitals
Certificates	2.6(c)
Agreement of Merger	2.2(a)
Claim Notice	7.1(c)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Common Stock	Recitals
Company	Recitals
Company Board	Recitals
Company Capital Stock	Recitals
Company Closing Payments	2.5(a)(iv)
Company Confidential Information	7.9
Company Copyrights	4.10(b)
Company Intellectual Property	4.10(c)
Company Know-how	4.10(c)
Company Patent Applications	4.10(a)
Company Patents	4.10(a)
Confidentiality Agreement	7.3
Dispute Notice	2.11(c)(ii)
Dissenting Shares	2.10(a)
Effective Time	2.2(a)
Employee Pension Plans	4.15(a)
Employee Plans	4.15(a)
Employee Welfare Plans	4.15(a)
Estimated Cash	2.11(a)
Estimated Working Capital	2.11(a)
Estimated Working Capital Adjustment	2.11(a)
Events	1.1
Final Cash	2.11(c)(i), (c)(ii), (c)(iii), and (d)
Final Initial Cash Merger Consideration	2.11(d)
Final Working Capital	2.11(c)(i), (c)(ii) and (c)(iii)
Final Working Capital Adjustment	2.11(d)(i)
Financial Statements	4.5
Indemnification Basket	7.1(a)(iv)(B)
Indemnification Cap	7.1(a)(iv)(A)
Indemnified Party	7.1(c)(i)
Indemnifying Party	7.1(c)(i)
Insurance Policies	4.21
License Agreement	4.10(d)
Loss	7.1(a)(i)
Major Holders	Recitals
Merger	2.1
Merger Sub	Recitals

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Term	Section
Multiemployer Plan	4.15(a)
NOL	1.1
NOL Carryforward	4.16(b)(ix)
Option and Warrant Consideration	2.7(a)
Other Plans	4.15(a)
Outside Date	6.1(d)
Parent	Recitals
Parent Indemnities	7.1(a)(i)
Payment Fund	2.6(b)
Proceeding	7.1(c)(i)
Participating Option	2.7(a)
Participating Warrant	Recitals
Releases	7.8
Repaid Indebtedness	2.9
Scheduled Contracts	4.7
Seller Indemnitees	7.1(b)(i)
Series A2 Stock	Recitals
Series B Stock	Recitals
Series C Stock	Recitals
Stockholders	Recitals
Stub Period Financial Statements	4.5(b)
Survival Date	7.1(a)(iii)
Surviving Corporation	Recitals
Tail D&O Insurance	7.7(a)
Written Consent	Recitals

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